Exhibit 10.1

Published CUSIP Number: 30555TAL6

CREDIT AGREEMENT

Dated as of January 24, 2011
among

FAIRPOINT COMMUNICATIONS, INC.

and

FAIRPOINT LOGISTICS, INC.,
as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent and
L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

A	Inactive Subsidiaries
B	Existing Letters of Credit
C	Operating Metrics
2.01	Commitments and Applicable Percentages
4.01(a)(iii)	Pledgors
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)(i)	Existing Investments (Loan Parties)
5.08(e)(ii)	Existing Investments (Subsidiaries)
5.09(b)	Environmental Matters (NPL and CERCLIS)
5.09(c)	Environmental Matters (Underground Tanks)
5.09(d)	Environmental Matters (Remedial Actions)
5.11	Tax Sharing Agreements
5.12(d)	Pension Plans
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.20	Labor Matters
6.12	Guarantors
7.02	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Intercompany Subordination Agreement
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G	Security Agreement
G-1	Pledge Agreement
H	Intercompany Note

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of January 24, 2011, among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (“FairPoint”), FairPoint Logistics Inc., a South Dakota corporation (“Logistics”; Logistics, together with FairPoint, each a “Borrower” and collectively, the “Borrowers”), the Lenders (as hereinafter defined), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

On October 26, 2009, FairPoint, the other Loan Parties and their respective Subsidiaries filed voluntary petitions in the Bankruptcy Court (as hereinafter defined) for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) and commenced the Chapter 11 Cases (as hereinafter defined).

FairPoint and the other Loan Parties shall emerge from bankruptcy on the date hereof when the Plan of Reorganization (as hereinafter defined), which was confirmed by the Bankruptcy Court on January 13, 2011, is consummated.

FairPoint, certain of the Loan Parties, certain lenders (the “Prepetition Lenders”), Bank of America, N.A., as administrative agent for such lenders (in such capacity, the “Prepetition Administrative Agent”), and certain other lenders, are parties to a Credit Agreement, dated as of March 31, 2008, as amended (as so amended, the “Prepetition Credit Agreement”), pursuant to which the Prepetition Lenders agreed, subject to the terms and conditions therein contained, to make available to FairPoint certain credit facilities as provided for therein.

Pursuant to the terms of the Plan of Reorganization, the Prepetition Lenders are receiving, among other things, interests in a term loan facility in the aggregate principal amount of $1,000,000,000, on the terms and subject to the conditions set forth herein.

In addition to the foregoing, the Borrowers have requested that the Revolving Credit Lenders provide a revolving credit facility, and the Revolving Credit Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent; provided that, where such term is used in this Agreement or any other Loan Document in the context of the exercise of any rights or remedies, including without limitation in Sections 8, 9 and 10.14 hereof, and in Section 6 of the Security Agreement, Section 7 of the Pledge Agreement and Section 1 of the Guaranty, such term shall mean the administrative agent acting in such capacity on behalf of and at the sole direction of the requisite First Lien Claimholders, except to the extent the Second Lien Claimholders are entitled to direct (and in fact direct) the exercise of rights and remedies in accordance with Section 10.14(b)(i)(B), Section 10.14(b)(i)(C) or Section 10.14(b)(i)(D), in which case the administrative agent shall act at the direction of the requisite Second Lien Claimholders for the purposes described therein.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For the avoidance of doubt, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Loan Party for any purpose under this Agreement, other than Section 7.08 hereof.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“American Recovery and Reinvestment Act of 2009” means the economic stimulus package enacted by the 111th United States Congress in February 2009 intended to promote investment during the recession, or any similar Law enacted by the United States Congress.

“Annual Incentive Plan” means FairPoint’s management bonus program as in effect from time to time which amounts set forth thereunder shall be payable upon the achievement of certain performance metrics set by the board of directors of FairPoint.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each

Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) 3.50% per annum for Base Rate Loans and (b) 4.50% per annum for Eurodollar Rate Loans.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited balance sheet of Consolidated FairPoint for the fiscal year ended December 31, 2009, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Consolidated FairPoint, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the applicable Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all cash expenditures (including in all events all amounts borrowed for the acquisition, repair, improvement, substitution or replacement of any capital asset and all amounts expended under Capitalized Leases but excluding any amount representing capitalized interest) by FairPoint and its Subsidiaries during that period that, in conformity with GAAP, are required to be capitalized or otherwise included in the property, plant or equipment reflected in the balance sheet of Consolidated FairPoint; provided that Capital Expenditures shall in any event exclude amounts expended from insurance proceeds resulting from the loss of, or damage, to property, plant or equipment or other capitalized assets reflected in the balance sheet of FairPoint and its Subsidiaries.

“Capital Expenditures Carryover Amount” means, with respect to any fiscal year of FairPoint, an amount equal to (a) the lesser of (i) 10% of the Capital Expenditures limit for such fiscal year as set forth in Section 7.12 (without giving effect to any Capital Expenditure Carryover Amount) and (ii) an amount equal to (x) the Capital Expenditures allowed for such fiscal year as set forth in Section 7.12 minus (y) the actual aggregate amount of Capital Expenditures made by FairPoint and its Subsidiaries during such fiscal year; provided, that if planned Capital Expenditures cannot be completed in a fiscal year because of a force majeure, the percentage referred to in clause (i) for such fiscal year may be increased to a number, and on such conditions, as the Administrative Agent shall approve in its sole discretion upon receipt of documentation satisfactory to it plus (b) if, in the fourth quarter of such fiscal year, FairPoint and/or its Subsidiaries entered into binding contracts with respect to Capital Expenditures that are within the limits set forth in Section 7.12 for such fiscal year but are contractually committed to be spent in the first quarter of the immediately following fiscal year (and subject to receipt of documentation satisfactory to the Administrative Agent prior to the end of such fiscal year), an amount equal to the lesser of (x) $5,000,000 and (y) the amount so contractually committed (“Clause (b) Capital Expenditures Carryover Amount”) but only to the extent such Capital Expenditures are properly funded in the first quarter of the immediately following fiscal year.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carrier Services” means the resale of long distance services.

“Carrier Services Company” means any Subsidiary of a Borrower that is an operating company engaged in the Carrier Services business.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.19) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuer and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect thereof, cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by FairPoint or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than

360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $750,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the Laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of FairPoint or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P (“Money Market Funds”), and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)           repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States;

(f)            securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A-2” by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally (or publicly traded or open-ended bond funds that invest exclusively in such securities);

(g)           shares of Money Market Funds which invest exclusively in (i) assets satisfying the requirements of clauses (a) through (f) above and (ii) commercial paper issued by any Person organized under the Laws of any state of the United States and rated at least “Prime-2” by Moody’s or at least “A-2” by S&P or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, in each case with maturities of not more than 400 days from the date of acquisition thereof; provided, that such Money Market Funds’ policy guidelines do not permit such Money Market Funds to invest more than 10% of their aggregate assets in the types of assets described in subclause (ii) of this clause (g); and

(h)           shares of Money Market Funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of FairPoint entitled to vote for members of the board of directors or equivalent governing body of FairPoint on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of FairPoint cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of FairPoint, or control over the equity securities of FairPoint entitled to vote for members of the board of directors or equivalent governing body of FairPoint on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Chapter 11 Cases” means the cases commenced under Chapter 11 of the Bankruptcy Code by FairPoint and its Subsidiaries in the Bankruptcy Court, which are jointly administered under Case Number 09-16335 (BRL).

“Clause (b) Capital Expenditures Carryover Amount” has the meaning given thereto in the definition of “Capital Expenditures Carryover Amount.”

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CoBank” has the meaning specified in Section 2.17(a).

“CoBank Equities” has the meaning specified in Section 2.17(a).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each of the Mortgages, Control Agreements (as defined in the Security Agreement), collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” means any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Compensated Absence Adjustment” means, for any year in which annual vacation expense is not recognized evenly over the course of that year, the normalization of the annual vacation expense such that the annual vacation expense is recognized evenly over the course of that year.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDAR” means, at any date of determination, an amount equal to Consolidated Net Income of FairPoint for the most recently completed Measurement Period plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax expense, (ii) Consolidated Interest Charges, (iii) amortization and depreciation expense, (iv)  aggregate pension and OPEB expense, provided that for purposes of calculating Consolidated EBITDAR, such amount shall be net of pension contributions and OPEB cash payments to the extent such net amount is a positive number, (v) Non-Cash Stock Based Compensation, (vi) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (vii) any other non-cash charges (including non-cash costs arising from implementation of SFAS 109) accrued by the Borrowers and their Subsidiaries during such period (except to the extent any such charge will require a cash payment in a future period), (viii) professional fees for advisors (including (A) fees payable to Third Law Sourcing, LLC, in an amount not to exceed $6,500,000 in the aggregate through the Maturity Date, and (B) fees payable to Altman Vilandrie & Company, in an amount not to exceed $500,000 in the aggregate through the Maturity Date), accountants, legal counsel and US Trustee fees paid for or incurred by FairPoint in connection with and as a result of the Chapter 11 Cases, whether or not on behalf of FairPoint, and fees payable in accordance with the Hauser Consulting Agreement, (ix) Success Bonuses, (x) the negative effects of non-cash adjustments from the application of fresh start reporting, (xi) costs and expenses paid by the Borrowers associated with rejected contracts, in an amount not to exceed $2,000,000 in the aggregate through the Maturity Date, but only to the extent not included in the Reserve (as defined in Section 9.22 of the Plan of Reorganization), (xii) as of the relevant date of determination, so long as no Default or Event of Default has occurred and is continuing, costs and expenses paid by the Borrowers to a financial advisor for the Administrative Agent and the Lenders pursuant to Section 6.20, (xiii) negative accounting adjustments during such period resulting from any Financial Restatement but only to the extent such Financial Restatement affected financial information for any period ending on or prior to the Closing Date, (xiv) any amount required to be reserved in accordance with GAAP on account of prepetition claims that is in excess of the amount previously reserved for such claims pursuant to Section 9.22 of the Plan of Reorganization and (xv) severance expense incurred during such Measurement Period in an amount not to exceed each of $12,000,000 in any fiscal year or $30,000,000 in the aggregate through the Maturity Date, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, (iii) non-cash gains and non-cash income accrued during such period, (iv) non-operating interest and dividend income for such period, (v) the positive effects of non-cash adjustments from the application of fresh start reporting (in each case of or by the Borrowers and their Subsidiaries for such Measurement Period and all as determined for Consolidated FairPoint in accordance with GAAP) and (vi) positive accounting adjustments during such period resulting from any Financial Restatement but only to the extent such Financial Restatement affected financial information for any period ending on or prior to the Closing Date.

“Consolidated FairPoint” means FairPoint and its Subsidiaries considered as a whole on a consolidated basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Consolidated FairPoint, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the outstanding principal amount of the Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all Attributable Indebtedness, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than FairPoint or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which FairPoint or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to FairPoint or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Consolidated FairPoint for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Interest Charges paid in cash, in each case, of or by Consolidated FairPoint for the most recently completed Measurement Period.  For each full fiscal quarter that occurs prior to the first anniversary of the Closing Date, Consolidated Interest Charges for purposes of clause (b) of this definition shall be calculated on an annualized basis such that Consolidated Interest Charges shall equal (i) for the first full fiscal quarter following the Closing Date, the sum of Consolidated Interest Charges for such quarter multiplied by four (4), (ii) for the second full fiscal quarter after the Closing Date, the sum of the Consolidated

Interest Charges for both the first and second full fiscal quarters following the Closing Date multiplied by two (2) and (iii) for the third full fiscal quarter following the Closing Date, the sum of Consolidated Interest Charges otherwise applicable for the first, second and third full fiscal quarters following the Closing Date multiplied by four-thirds (4/3).  For the avoidance of doubt, Consolidated EBITDAR for purposes of clause (a) of this definition shall be calculated for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Consolidated FairPoint for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (without duplication) (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that FairPoint’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that FairPoint’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to FairPoint or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to FairPoint as described in clause (b) of this proviso).

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than subordinated Indebtedness expressly permitted to be incurred by FairPoint and its Subsidiaries pursuant to the terms hereof) as of such date to (b) Consolidated EBITDAR of Consolidated FairPoint for the most recently completed Measurement Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDAR of Consolidated FairPoint for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent (except in the case of clause (b) hereof), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement after the Closing Date to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after any request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment referred to in the preceding clauses (i) or (ii); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that notwithstanding the foregoing, LCPI shall not be considered a Defaulting Lender solely by virtue of the fact that it, or its direct or indirect parent, became the subject of a proceeding under a Debtor Relief Law in September or October 2008 (as applicable).

“DIP Credit Agreement” means the “DIP Facility” as defined in the Plan of Reorganization.

“DIP Financing” means the obtaining of credit or incurrence of Indebtedness, in each case after the Closing Date, secured by Liens on the Collateral pursuant to Section 364 of the Bankruptcy Code (or similar Debtor Relief Law).

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 10.14(d), (a) payment in full in cash of the principal of and interest

(including interest accruing on or after, or which would have accrued but for. the commencement of an Insolvency Proceeding, whether or not such interest would be an allowed claim in such Insolvency Proceeding) on all outstanding Indebtedness included in the First Lien Obligations, (b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), (c) termination or expiration of any commitments to extend credit that would be First Lien Obligations (other than pursuant to Cash Management Agreements, in each case as to which satisfactory arrangements have been made with the applicable Cash Management Bank), and (d) termination or Cash Collateralization of all Letters of Credit in an amount equal to 105% of the then Outstanding Amount thereof.

“Discharge of Second Lien Obligations” means (a) payment in full in cash of the principal of and interest (including interest accruing on or after, or which would have accrued but for, the commencement of an Insolvency Proceeding, whether or not such interest would be an allowed claim in such Insolvency Proceeding) on all outstanding Indebtedness included in the Second Lien Obligations, (b) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time) and (c) termination or expiration of any commitments to extend credit that would be Second Lien Obligations (other than pursuant to Secured Hedge Agreements, in each case as to which satisfactory arrangements have been made with the applicable Hedge Bank).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend” means, as to any Person, the declaration or payment of any dividends (other than dividends payable solely in Equity Interests of such Person) or return of any capital to, its stockholders, members and/or other owners or the authorization or the making of any other distribution, payment or delivery of property or cash to its stockholders, members and/or other owners in such capacity, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its Equity Interests now or hereafter outstanding or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition by any Subsidiary of such Person for consideration of any shares of any class of the Equity Interests of FairPoint or any other Subsidiary, as the case may be, now or hereafter outstanding.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Enforcement Action” means an action under applicable Law to

(a)                                  foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), any Collateral, or otherwise exercise or enforce remedial rights with respect to any Collateral under the Loan Documents (including by way of set-off, recoupment notification of a public or private sale or other disposition pursuant to the UCC or other applicable Law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(b)                                 solicit bids from third Persons to conduct the liquidation or disposition of any Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling any Collateral,

(c)                                  to receive a transfer of any Collateral in satisfaction of Indebtedness or any other Obligation secured thereby,

(d)                                 to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to any Collateral at law, in equity, or pursuant to the Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral), or

(e)                                  effect the Disposition of any Collateral by any Loan Party after the occurrence and during the continuation of an Event of Default with the consent of the Administrative Agent; provided that “Enforcement Action” will be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of any Collateral.

“Environmental Laws” means any and all applicable Federal, state and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of FairPoint, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with FairPoint within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by FairPoint or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by FairPoint or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon FairPoint or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Revolving Credit Loan that is a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period;

(b)           for any Interest Period with respect to a Term Loan that is a Eurodollar Rate Loan, the rate per annum equal to the greater of (i) 2.00% and (ii) the rate determined by reference to clause (a) above; and

(c)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of FairPoint, an amount equal to (a) Consolidated EBITDAR for such fiscal year minus (b) the sum (for such fiscal year) of, without duplication: (i) Consolidated Interest Charges actually paid in cash by FairPoint and its Subsidiaries, (ii) optional, scheduled and mandatory principal repayments of the Term Loans pursuant to Sections 2.05(a) and (b) (other than (b)(i)) and 2.07, and all prepayments of the Revolving Credit Loans to the extent such prepayment is accompanied by a permanent reduction in the Revolving Credit Commitments, (iii) all Federal, state, local and foreign income taxes actually paid in cash by FairPoint and its Subsidiaries, (iv) Capital Expenditures actually made by FairPoint and its Subsidiaries in such fiscal year, and any Capital Expenditure Carryover Amounts for such fiscal year being carried over into the next fiscal year, (v) cash contributions to the pension trust and cash payments related to OPEB made in such fiscal year, to the extent that the aggregate amount of such cash contributions and payments exceeds the aggregate amount of pension and OPEB expense, (vi) Investments made in such fiscal year pursuant to Section 7.03(j) and (p), (vii) the cash impact of any extraordinary loss in such fiscal year, (viii) to the extent included in the calculation of Consolidated EBITDAR for such fiscal year, any income in such fiscal year related to current or future projects under the American Recovery and Reinvestment Act of 2009, (ix) Dividends paid in cash during such fiscal year pursuant to Section 7.06(d), (x) the amount of any Cash Collateral required to be funded by FairPoint pursuant to Section 2.03(a)(ii)(F) during such fiscal year, (xi) if applicable, any cash payments made during such fiscal year to enter into or settle Swap Contracts to the extent not already included in

Consolidated EBITDAR for such fiscal year, (xii) any amount paid by FairPoint during such fiscal year on account of claims that is in excess of the amount previously reserved by FairPoint for such claims pursuant to Section 9.22 of the Plan of Reorganization, (xiii) to the extent such amounts were permitted to be added back (and were added back) in the calculation of Consolidated EBITDAR for such fiscal year, costs and expenses actually paid by the Borrowers during such fiscal year (A) to a financial advisor for the Administrative Agent and the Lenders pursuant to Section 6.20, (B) to Third Law Sourcing, LLC, (C) to Altman Vilandrie & Company and (D) in accordance with the Hauser Consulting Agreement, (xiv) the Clause (b) Capital Expenditures Carryover Amount for such fiscal year (provided that any portion of the Clause (b) Capital Expenditures Carryover Amount that is not actually paid in cash in the first quarter of the immediately following fiscal year shall be deemed to be added back to such Excess Cash Flow effective on the tenth Business Day after the delivery of financial statements for the first fiscal quarter of the immediately following fiscal year pursuant to Section 6.01(b) or, if earlier, Section 6.01(c)), (xv) to the extent such amounts were permitted to be added back (and were added back) in the calculation of Consolidated EBITDAR for such fiscal year, the aggregate amount of severance expense incurred during such fiscal year, (xvi) costs and expenses paid by the Borrowers during such fiscal year associated with rejected contracts, in an amount not to exceed $2,000,000 in the aggregate through the Maturity Date, but only to the extent not included in the Reserve (as defined in Section 9.22 of the Plan of Reorganization) to the extent such amounts were added back in the calculation of Consolidated EBITDAR for such fiscal year, and (xvii) fees paid in cash by the Borrowers during such fiscal year pursuant to (A) Section 2.09(b)(ii) and (B) the last sentence of the definition of “Maturity Date,” plus (c) the sum of (for such fiscal year) of, without duplication (i) interest and dividend income and (ii) if applicable, any cash payments received in connection with the entering into or settlement of Swap Contracts to the extent not already included in Consolidated EBITDAR for such fiscal year.

“Excluded Intercompany Payables” means intercompany loans and advances made among FairPoint and its Qualified Subsidiaries that are either (a) an intercompany payable incurred in the ordinary course of business by FairPoint or any of its 90%-Owned Subsidiaries and owing to FairPoint or a 90%-Owned Subsidiary of FairPoint, as applicable, so long as such payable has not remained outstanding for more than 120 days or (b) Intercompany Tax Payables.

“Excluded Issuance” by any Person means an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), including, without limitation, pursuant to enacted Laws with an effective date with respect to such required withholding tax after such time, or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) and (e) taxes that are attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 3.01(h).

“Existing Letters of Credit” means those letters of credit that are listed on Schedule B, and any renewals or extensions thereof.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, but excluding (a) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and (b) any cash received by such Person related to current or future projects under the American Recovery and Reinvestment Act of 2009.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FairPoint” has the meaning specified in the introductory paragraph hereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations thereunder or official governmental interpretations thereof.

“FCC” means the Federal Communications Commission and any successor regulatory body.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated January 24, 2011, among the Borrowers and the Administrative Agent.

“Financial Restatement” has the meaning specified in Section 8.01.

“First Lien Claimholders” means the holders of First Lien Obligations in their capacities as holders of First Lien Obligations (including the Administrative Agent, in its capacity as agent for the holders of First Lien Obligations, or any other agent of such holders appointed in accordance with this Agreement).

“First Lien Obligations” means all Obligations of any Loan Party described in clauses First through Fifth of Section 8.03.

“First-Tier Subsidiary” means FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., STE, FairPoint Carrier Services, Inc., FairPoint Logistics, Inc., Enhanced Communications of Northern New England Inc. and Northern New England Telephone Operations LLC and any other Subsidiary first acquired or created after the Closing Date that is a direct Subsidiary of FairPoint.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of FairPoint listed on Schedule 6.12 and each other Subsidiary of FairPoint that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hauser Consulting Agreement” means  the Consulting Agreement and General Release, dated as of August 16, 2010, between FairPoint and David L. Hauser.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Inactive Subsidiary” means each Subsidiary listed on Schedule A.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created or, if more than 60 days past due, which are subject to good faith dispute by such Person);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid Dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing (it being understood and agreed that performance Guarantees that do not otherwise require the guarantor thereunder to guarantee (or that otherwise have the economic effect of guaranteeing) Indebtedness or another payment obligation of another Person shall not constitute Indebtedness hereunder);

provided, however, that Excluded Intercompany Payables shall not constitute Indebtedness hereunder.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means the occurrence of an Event of Default under Section 8.01(f).

“Intercompany Debt” means any Indebtedness, payables or other obligations (other than Excluded Intercompany Payables), whether now existing or hereafter incurred, owed by a Borrower or any Subsidiary of a Borrower to a Borrower or any other Subsidiary of a Borrower, including, without limitation, Intercompany Payables and Receivables.

“Intercompany Debt Report” means, for any fiscal period, a written report certified by the chief financial officer or controller of FairPoint setting forth (a) the aggregate amount of Intercompany Loans made by Logistics to FairPoint during such fiscal period, (b) the aggregate amount of Intercompany Loans made by Legacy Subsidiaries to FairPoint during such fiscal period, (c) the aggregate amount of Legacy Intercompany Payables created during such fiscal period, (d) the aggregate amount of Legacy Intercompany Receivables created during such fiscal period, (e) the aggregate amount of NNE Intercompany Payables created during such fiscal period, (f) the aggregate amount of NNE Intercompany Receivables created during such fiscal period, (g) the aggregate amount of Net Legacy Intercompany Receivables dividended or distributed, directly or indirectly, by one or more Legacy Subsidiaries to FairPoint during such fiscal period and (h) the aggregate amount of Subsidiary Ordinary Course Payables and Receivables created between Guarantors, on the one hand, and Subsidiaries that are not Guarantors, on the other hand, during such fiscal period.

“Intercompany Loans” has the meaning specified in Section 7.02(b).

“Intercompany Note” means a promissory note evidencing Intercompany Loans, in each case duly executed and delivered substantially in the form of Exhibit H, with blanks completed in conformity therewith (or such other form as may be approved by the Administrative Agent or the Required Lenders).

“Intercompany Payables and Receivables” means, collectively, Intercompany Tax Payables, Legacy Intercompany Payables, Legacy Intercompany Receivables, NNE Intercompany Payables and NNE Intercompany Receivables.

“Intercompany Subordination Agreement” has the meaning specified in Section 4.01(d).

“Intercompany Tax Payable” means any payable owing by a Subsidiary of FairPoint to its parent company (if FairPoint or another Subsidiary of FairPoint) arising in connection with the tax sharing arrangements entered into among FairPoint and its Subsidiaries, so long as the amount of such payable relates to the taxes attributable to the operations of such Subsidiary.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediary Holding Company” means each First-Tier Subsidiary that is (a) not an operating company (but that owns directly or indirectly one or more operating companies) and (b) not subject to regulatory restrictions on borrowings or issuances of guaranties of indebtedness for borrowed money.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary thereof) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a standby Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such standby Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCPI” means Lehman Commercial Paper Inc.

“Legacy Intercompany Payable” means an intercompany payable owing by a Legacy Subsidiary to FairPoint as a result of payments made by FairPoint on behalf of such Legacy Subsidiary in the ordinary course of business consistent with past practices.

“Legacy Intercompany Receivable” means an intercompany receivable owing by FairPoint to a Legacy Subsidiary as a result of cash collections made, in the ordinary course of business consistent with past practices, by FairPoint from such Legacy Subsidiary’s account debtors on behalf of such Legacy Subsidiary.

“Legacy Subsidiaries” means, collectively, each of FairPoint’s Subsidiaries other than Logistics and the NNE Subsidiaries.

“Lenders” means, collectively (a) each Person listed on Schedule 2.01, (b) each Person which becomes a Lender pursuant to Section 10.06(b) hereto and (c) their respective successors.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $30,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, and (g) any agreement creating or protecting rights in Cash Collateral pursuant to the provisions of Section 2.14.

“Loan Parties” means, collectively, FairPoint and each Subsidiary of FairPoint party to a Loan Document.

“Logistics” has the meaning specified in the introductory paragraph hereto.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London, England interbank euro dollar market.

“LTIP Shares” means the compensation in the form of stock options and restricted stock awards or restricted stock units issued to employees and directors of FairPoint and its

Subsidiaries pursuant to the Long Term Incentive Plan (as defined in the Plan of Reorganization).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of FairPoint, any NNE Subsidiary or FairPoint and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of FairPoint, any NNE Subsidiary or the Loan Parties (taken as a whole) to perform their obligations under any Loan Document to which such Person is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any fiscal year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Subsidiary” means at any time, any Subsidiary which, together with its Subsidiaries, has total assets at such time with a value of at least 5% of the total assets of Consolidated FairPoint at such time and/or gross revenues for the Measurement Period last ended of at least 5% of the gross revenues of Consolidated FairPoint for such Measurement Period.

“Maturity Date” means (a) in the case of the Term Facility, January 24, 2016 and (b) in the case of the Revolving Credit Facility, (i) January 24, 2016 or (ii) if the applicable Continuation Conditions described below are not met on the third anniversary of the Closing Date, the third anniversary of the Closing Date or (iii) if such applicable Continuation Conditions described in the foregoing clause (ii) have been satisfied but the applicable Continuation Conditions described below are not met on the fourth anniversary of the Closing Date, the fourth anniversary of the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.  For the purposes of this definition, the “Continuation Conditions” shall mean, (a) in the case of the third anniversary of the Closing Date, that (i) no Event of Default shall have occurred and be continuing on such date and (ii) on or prior to such date, the Borrowers shall have paid to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a continuation fee in an aggregate amount of $750,000 and (b) in the case of the fourth anniversary of the Closing Date, that (i) no Event of Default shall have occurred and be continuing on such date and (ii) on or prior to such date, the Borrowers shall have paid to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a continuation fee in an aggregate amount of $750,000.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of FairPoint.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign Law or as shall be customary under applicable local or foreign Law.

“Mortgaged Property” means each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which FairPoint or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including FairPoint or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)                                  with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) taxes paid or reasonably estimated to be actually payable within three years of the end of the taxable year during which the relevant transaction occurred as a result of such transaction or any gain recognized in connection therewith after taking into account any available tax credits or deductions; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)                                 with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction less (ii) the underwriting discounts and commissions, private placements and/or initial purchaser fees, and other reasonable and customary out-of-pocket fees and expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Net Legacy Intercompany Receivables” means, as of any date of determination, the net amount achieved by setting off, as of such date, the amount of (a) the Legacy Intercompany

Receivables owing by FairPoint to a Legacy Subsidiary on such date against (b) the amount of Legacy Intercompany Payables owing by such Legacy Subsidiary to FairPoint on such date.

“90%-Owned Subsidiary” means (a) any Subsidiary to the extent at least 90% of the capital stock or other ownership interests in such Subsidiary is owned directly or indirectly by FairPoint and (b) Sunflower, to the extent at least 87.5% of the capital stock of Sunflower is owned directly or indirectly by FairPoint.

“NNE Intercompany Payable” means an intercompany payable owing by an NNE Subsidiary to Logistics as a result of payments made by Logistics on behalf of such NNE Subsidiary in the ordinary course of business consistent with past practices.

“NNE Intercompany Receivable” means an intercompany receivable owing by Logistics to an NNE Subsidiary as a result of cash collections made, in the ordinary course of business consistent with past practices by Logistics from such NNE Subsidiary’s account debtors on behalf of such NNE Subsidiary.

“NNE Subsidiaries” means, collectively, (a) Northern New England Telephone Operations LLC, (b) Enhanced Communications of Northern New England, Inc., and (c) Telephone Operating Company of Vermont LLC.

“Non-Cash Stock Based Compensation” means the non-cash expense resulting from the issuance of restricted shares, stock options and other awards under the Long Term Incentive Plan (as defined in the Plan of Reorganization).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Pledge Party Subsidiary” means each Subsidiary of a Borrower which is not a Pledge Party.

“Non-Pledged Subsidiary” means any Subsidiary that is not a Pledged Subsidiary.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by FairPoint and any ERISA Affiliate and is covered by Title IV of ERISA.

“Permitted Acquisition” means any transaction (or series of related transactions) for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business, division or product line of any Person that is not a Subsidiary of any of the Borrowers; (b) acquisition of in excess of 50% of the Equity Interests of any Person; or (c) merger or consolidation or any other combination with any Person that is not a Subsidiary of any of the Borrowers, if each of the following conditions is met:

(i)                                     no Default then exists or would result therefrom;

(ii)                                  after giving effect to such transaction on a Pro Forma Basis, the Borrowers shall be in compliance with the covenants set forth in Section 7.11 as of the most recent Measurement Period;

(iii)                               the aggregate consideration paid or Indebtedness incurred by FairPoint or any of its Subsidiaries in connection with any such transaction (or series of related transactions) (including the amount of any Indebtedness assumed in connection therewith as contemplated by clause (iv) below) shall not exceed (A) $22,917,000 during the fiscal year ending December 31, 2011 and (B) $75,000,000 during each fiscal year thereafter;

(iv)                              none of FairPoint or its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired except to the extent same is not prohibited from being incurred under this Agreement, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by FairPoint or any of its Subsidiaries hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such transaction;

(v)                                 the Person or business to be acquired shall be, or shall be engaged in, a business of the type in which FairPoint and its Subsidiaries are permitted to be engaged under Section 7.07, and the property acquired in connection with such transaction shall be made subject to the Lien of the Collateral Documents (to the extent required herein or therein) and shall be free and clear of any Liens (other than Liens permitted by Section 7.01);

(vi)                              the board of directors (or similar managing body) of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such transaction (which opposition has not been publicly withdrawn);

(vii)                           all transactions in connection therewith shall be consummated in accordance with all applicable requirements of Law; and

(viii)                        at least five Business Days prior to the proposed date of consummation of any proposed transaction, FairPoint shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction complies (or will comply as of such date of consummation) with this definition of Permitted Acquisition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance.

“Permitted Letters of Credit” means letters of credit issued for the benefit of a Borrower and reimbursement obligations with respect thereto in the maximum aggregate stated amount of $2,000,000 from time to time outstanding; provided, that in no event shall any such letter of credit have a stated amount of $100,000 or more; provided, further, that to the extent there shall exist a Defaulting Lender with respect to which the Fronting Exposure arising from such Defaulting Lender is not covered in a manner contemplated by this Agreement, the foregoing restriction regarding the stated amount of such letters of credit shall not apply and the foregoing

$2,000,000 limit may be increased by the lesser of (a) $3,000,000 and (b) an amount equal to a Defaulting Lender’s Applicable Revolving Credit Percentage of the Letter of Credit Sublimit.

“Permitted Refinancing Debt” means Indebtedness incurred to refinance, replace, refund, extend, renew or repay all or any portion of the First Lien Obligations, whether with the same or different lenders, agents or arrangers; provided that the committed amount of the First Lien Obligations is not increased at the time of such refinancing, refunding, renewal or extension except by the sum of (a) an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing plus (b) by an amount equal to any existing commitments unutilized thereunder (and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension) plus (c) up to $25,000,000 in the aggregate in addition thereto; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms (other than interest rate) taken as a whole, of any such refinancing, replacement, refunding, extending, renewing or repaying Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Second Lien Claimholders than the terms of the First Lien Obligations and the interest rate applicable to any such refinancing, replacement, refunding, extending, renewing or repaying Indebtedness does not exceed the then applicable market interest rate.

“Permitted Unsecured Debt” means unsecured Indebtedness of FairPoint or any of its Subsidiaries; provided, that, (a) the proceeds of such Indebtedness are used solely to pay the purchase price required to be paid in connection with Permitted Acquisitions or to prepay the Term Loans pursuant to Section 2.05(b), (b) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof prior to one year after the Maturity Date and (c) such Indebtedness is subordinated in right of payment and action to the Obligations in a manner acceptable to Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of FairPoint or any ERISA Affiliate or any such Plan to which FairPoint or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” means Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated December 29, 2010.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Pledge Party” means FairPoint and each Subsidiary of FairPoint party to the Pledge Agreement.

“Pledged Subsidiary” means (a) each Subsidiary the capital stock or other Equity Interests of which is or are pledged pursuant to the Pledge Agreement and (b) Telephone Operating Company of Vermont LLC (it being understood that Telephone Operating Company of Vermont LLC is included as a “Pledged Subsidiary” for definitional purposes only and nothing herein shall be construed to grant (or intend to grant) to the Administrative Agent or any other Person a Lien on the Equity Interests of Telephone Operating Company of Vermont LLC).

“Post-Petition Claims” means interest, fees, costs, expenses, and other charges that pursuant to this Agreement continue to accrue after the commencement of an Insolvency Proceeding.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of any “secured claim” (within the meaning of Section 506(b) of the Bankruptcy Code or similar Debtor Relief Law).

“Preferred Stock” as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prepetition Administrative Agent” has the meaning specified in the Preliminary Statements.

“Prepetition Credit Agreement” has the meaning specified in the Preliminary Statements.

“Prepetition Lenders” has the meaning specified in the Preliminary Statements.

“Prepetition Register” means the “Lender Register” under and as defined in the Prepetition Credit Agreement, which shall contain, among other things, the name, address, contact person’s name and wiring instructions for each of the lenders under the Prepetition Credit Agreement, as updated through the Closing Date.

“Pro Forma Basis” means on a pro forma basis consistent with GAAP and Regulation S-X of the Securities Act of 1933 or as otherwise agreed to by the Administrative Agent.

In connection with any calculation of the financial covenants set forth in Section 7.11 upon giving effect to a Disposition or Permitted Acquisition on a Pro Forma Basis:

(a)                                  for purposes of any such calculation in respect of any Disposition, any Indebtedness which is retired in connection with such Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(b)                                 for purposes of any such calculation in respect of any Permitted Acquisition, (i) any Indebtedness incurred or assumed by any Person in connection with such transaction (or series of transactions) (including the Person or assets acquired) and any Indebtedness of the Person or assets acquired that is not retired in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (ii) any Indebtedness that is retired in connection with such Permitted Acquisition shall be excluded and deemed to have been retired as of the first day of the applicable period.

“Pro Forma EBITDAR Test” shall be satisfied if, after giving effect to an Investment in a Qualified Subsidiary of the type referred to in clause (c) of the definition thereof pursuant to Section 7.03(l), (a) Consolidated EBITDAR for the 12 months last ended at such time attributable to all Non-Pledged Subsidiaries plus (b) the aggregate amount of all such Investments in Non-Pledged Subsidiaries for such 12-month period, does not exceed $25,000,000.

“Public Lender” has the meaning specified in Section 6.02.

“PUC” means a public utility commission, public service commission or any similar agency or commission.

“Purchase Date” has the meaning specified in Section 10.14(d)(ii)(A)(3).

“Purchase Event” has the meaning specified in Section 10.14(d)(i)(A)(3).

“Purchase Notice” has the meaning specified in Section 10.14(d)(ii)(A).

“Purchase Obligations” has the meaning specified in Section 10.14(d)(i)(A).

“Purchase Price” has the meaning specified in Section 10.14(d)(iii).

“Purchasing Creditors” has the meaning specified in Section 10.14(d)(ii)(A).

“Qualified Preferred Stock” means any Preferred Stock of FairPoint, the express terms of which (a) shall provide for no voting rights (except for (x) voting rights required by applicable Law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of FairPoint, or liquidations involving FairPoint) or covenants (other than customary information covenants and inspection rights) (b) shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the FairPoint relating to outstanding indebtedness and (c) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any Change of Control), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a Change of Control), in whole or in part, on or prior to the date that falls one year and one day after the date on which all Obligations are repaid in full in cash and all

Revolving Credit Commitments have terminated or expired and is otherwise reasonably satisfactory to the Administrative Agent.

“Qualified Subsidiary” means and includes (a) each Wholly-Owned Domestic Subsidiary of a Borrower that is a Pledged Subsidiary, (b) each other Pledged Subsidiary (x) that is a Domestic Subsidiary and (y) in which the Investments of cash, property, services and/or other assets are made in each class of Equity Interests of such Subsidiary by the Pledged Parties, on the one hand, and the other holders of such class of Equity Interests, on the other hand, in amounts that are proportional to the respective equity percentages of the Pledged Parties, on the one hand, and such other holders, on the other hand, for each class of Equity Interests of such Subsidiary (as reasonably determined by senior management of FairPoint) and (c) each Wholly-Owned Domestic Subsidiary of a Borrower that is a Telco or Carrier Services Company, the capital stock or other Equity Interests of which are not permitted to be pledged pursuant to the Pledge Agreement as a result of applicable Law.

“Recovery” has the meaning specified in Section 10.14(f).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived and any events contemplated by the Plan of Reorganization or the Transaction.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, the sum of (a) the Required Revolving Lenders and (b) the Required Term Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date (excluding the Term Commitments or Term Loans, as applicable, held by an Unsigned Lender).

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent, and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any Dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (including any tax payments on account of LTIP Shares satisfied by the Borrowers’ withholding and cancellation of Equity Interests), or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, or any payment (whether in cash, by setoff or otherwise) with respect to any Intercompany Debt.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.  As of the Closing Date, the aggregate amount of the Revolving Credit Commitments is $75,000,000.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Claimholders” means the holders of Second Lien Obligations in their capacity as holders of Second Lien Obligations (including the Administrative Agent, in its capacity as agent for the holders of Second Lien Obligations, or any other agent of such holders appointed in accordance with this Agreement).

“Second Lien Obligations” means all Obligations of any Loan Party described in clauses Sixth and Seventh of Section 8.03; provided that the inclusion of Obligations of the Loan Parties under Secured Hedge Agreements described in clause Seventh of Section 8.03 in the “Second Lien Obligations” will not create in favor of the applicable Hedge Bank any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Collateral Document.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (including rights of contribution in respect of obligations for which such Person has provided a Guarantee) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets (which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standstill Period” has the meaning specified in Section 10.14(b)(i)(B)(1).

“STE” means S T Enterprises, Ltd., a Kansas corporation.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares, securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of FairPoint.

“Subsidiary Ordinary Course Payables and Receivables” means, with respect to Subsidiaries of FairPoint, intercompany payables and receivables resulting from (a) purchases of goods and services between such Subsidiaries and (b) allocations of payroll and other expenses between or among such Subsidiaries.

“Success Bonuses” means, collectively, the “Success Bonuses” as defined in the Plan of Reorganization.

“Sunflower” means Sunflower Telephone Company, Inc., a Kansas corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.  For the avoidance of doubt, Synthetic Lease Obligations shall not constitute Synthetic Debt.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing it is understood and agreed that Synthetic Lease Obligations do not include obligations of FairPoint or any of its Subsidiaries under any operating lease of such Person entered into in the ordinary course of business and a Synthetic Lease Obligation shall, in any event, require the participation of a bankruptcy-remote special purpose entity that is an Affiliate of FairPoint in the capacity as either an obligor or obligee of such obligation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telco” means any Subsidiary of FairPoint that is an operating company.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period deemed made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Closing Date, the aggregate amount of the Term Commitments is $1,000,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $15,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the consummation and implementation of the Plan of Reorganization, (b) the entering into by the Loan Parties of the Loan Documents, to which they are or are intended to be a party and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unsigned Lender” means a Person (together with its successors and assigns) who (a) is a Term Lender as of the Closing Date and (b) has not delivered to the Administrative Agent a signature page to this Agreement duly executed by an authorized officer of such Person.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person.

Section 1.02                                Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will”

shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)                                 If any document, certificate or other information is required to be delivered by a Loan Party under the Loan Documents on a day other than a Business Day, such document, certificate or other information, as the case may be, may be delivered on the next succeeding Business Day.

Section 1.03                                Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the consequences of the change in GAAP shall be disregarded for purposes of determining compliance with the Loan Documents and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04                                Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05                                Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06                                Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount permitted to be drawn under such Letter of Credit at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07                                Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01                                The Loans.  (a)  The Term Borrowing.  Subject to the terms and conditions set forth herein, and in accordance with the terms and conditions of the Plan of Reorganization, each Term Lender is deemed to have made a term loan (each such loan, a “Term Loan”) to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility.  Amounts deemed borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b), without premium or penalty (except as provided in Section 3.05).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02                                Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of a Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.

Section 2.03                                Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of a Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by a Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                                the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)                               the Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                 the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of a Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of a Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, no Borrower shall be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof (the date of any payment by the L/C Issuer under a Letter of Credit is referred to herein as an “Honor Date”).  The Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing immediately after, and in any event, within two Business Days of the applicable Honor Date; provided, however, if the amount so paid or disbursed by the L/C Issuer is not reimbursed by the Borrowers prior to 3:00 p.m. on such Honor Date, the Borrowers shall pay interest on such amount from such Honor Date to but not including the date the L/C Issuer is reimbursed therefor at a rate per annum which shall be equal to the Base Rate plus the Applicable Rate applicable to Base Rate Loans (and, if not reimbursed by the third Business Day after such Honor Date, at the Default Rate), such interest to be payable by the Borrowers on demand made on or after the Honor Date.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary thereof may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, FairPoint or any of its Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists and is continuing, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed among the Borrowers and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended fiscal quarter (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand (accompanied by an invoice) and are nonrefundable.

(j)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04                                [Intentionally Omitted].

Section 2.05                                Prepayments.  (a)  Optional.  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (D) no optional prepayment of Term Loans shall be permitted at any time when Revolving Credit Loans are outstanding unless and until the outstanding principal amount of Revolving Credit Loans has been paid down to zero.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility); provided, however, that if such notice provides that it is a prepayment of the Loans in whole and that it is conditioned upon the effectiveness of other credit facilities, such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the next scheduled principal repayment installment thereof and thereafter to the remaining principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the

Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)                                 Mandatory.  (i)  Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) commencing with the fiscal year ending December 31, 2011 (provided, that it is hereby agreed to and understood that with respect solely to the fiscal year ending December 31, 2011, Excess Cash Flow will be calculated for the period commencing on the first day of the calendar month in which the Closing Date occurs or, if the Closing Date is on the last Business Day of any calendar month, as of the first day of the immediately succeeding calendar month), the Borrowers shall prepay an aggregate principal amount of Loans in an amount (if positive) equal to (x) if the Consolidated Total Leverage Ratio as determined as of the last day of the fiscal year covered by such financial statements is greater than 2.00:1.00, 75% of Excess Cash Flow for such fiscal year and (y) if the Consolidated Total Leverage Ratio as determined as of the last day of the fiscal year covered by such financial statements is equal to or less than 2.00:1.00, 50% of Excess Cash Flow for such fiscal year; provided that the Borrowers shall prepay any amount added back to Excess Cash Flow in respect of a Clause (b) Capital Expenditures Carryover Amount, in accordance with the proviso contained in the parenthetical phrase in clause (xiv) of the definition of “Excess Cash Flow,” within ten (10) Business Days after the delivery of financial statements for the first fiscal quarter pursuant to Section 6.01(b) or, if earlier, Section 6.01(c).

(ii)                                  If FairPoint or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (j)) which results in the realization by such Person of Net Cash Proceeds in excess of $5,000,000 in any fiscal year of such Person, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such excess immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, FairPoint or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrowers in writing to the Administrative Agent); and provided, further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).  Notwithstanding the foregoing, to the extent that the sole reason that FairPoint or any of its Subsidiaries is unable to reinvest all or a portion of the Net Cash Proceeds realized under a Disposition within such 180 day period is the failure to receive any required regulatory approvals (and such approvals have not theretofore been denied), such 180 day period may be extended to up to 365 days in the sole discretion of the Administrative Agent; provided, however, immediately upon any denial of a requested approval or withdrawal of the request of such approval the applicable Net Cash Proceeds shall be applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)                               Upon the sale or issuance by FairPoint or any of its Subsidiaries of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by FairPoint or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(iv)                              Upon the incurrence or issuance by FairPoint or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (other than Section 7.02(k)), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by FairPoint or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided that, with respect to any incurrence or issuance of Indebtedness permitted to be incurred or issued pursuant to Section 7.02(k), the Borrowers may apply such Net Cash Proceeds to prepay the Term Loans as set forth in this Section 2.05(b)(iv) or to consummate a Permitted Acquisition in accordance with the terms of Section 7.02(k).

(v)                                 Upon any Extraordinary Receipt received by or paid to or for the account of FairPoint or any of its Subsidiaries, and not otherwise included in clauses (ii), (iii) or (iv) of this Section 2.05(b), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by FairPoint or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, FairPoint or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(v).

(vi)                              Each prepayment of Loans pursuant to the provisions of Section 2.05(b)(i) shall be applied, first, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.05(b) and, second, to the Term Facility to the principal repayment installments thereof on a pro rata basis.  Each other prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied first, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.05(b) and, second, to the Term Facility to the principal repayment installments thereof in inverse order of maturity.

(vii)                           [Intentionally Omitted.]

(viii)                        If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to 105% of such excess.

(ix)           Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall, following the occurrence and during the continuance of an Event of Default, be used to Cash Collateralize the remaining L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and, in the case of prepayments of the Revolving Credit Facility required pursuant to clauses (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and (to the extent required as provided for above) the Cash Collateralization of the remaining L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof), and after giving effect to clause (vi) of this Section 2.05(b), may be retained by the Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

Section 2.06           Termination or Reduction of Commitments.  (a)  Optional.  The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder (in an amount equal to 105% of the then Outstanding Amount thereof) would exceed the Letter of Credit Sublimit and (iv) that if such notice provides that it is a termination of the Revolving Credit Facility and that it is conditioned upon the effectiveness of other credit facilities, such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)           Mandatory.  (i)  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of, and after giving effect to, the Term Borrowing.

(ii)           If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.07           Repayment of Loans.  (a)  Term Loans.  The Borrowers shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
March 31, 2011	$0
June 30, 2011	$0
September 30, 2011	$0
December 31, 2011	$0
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$2,500,000
March 31, 2013	$2,500,000
June 30, 2013	$2,500,000
September 30, 2013	$2,500,000
December 31, 2013	$2,500,000
March 31, 2014	$6,250,000
June 30, 2014	$6,250,000
September 30, 2014	$6,250,000
December 31, 2014	$6,250,000
March 31, 2015	$12,500,000
June 30, 2015	$12,500,000
September 30, 2015	$12,500,000
Maturity Date	$917,500,000

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)           Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

Section 2.08           Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate applicable to such Facility for such Interest Period plus the Applicable Rate for such Loan; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Loan.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09           Commitment Fee.  (a)  In addition to certain fees described in Sections 2.03(h) and (i) the Borrowers shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.75% per annum times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears.

(b)           Other Fees.  (i)  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

(ii)           On the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a fee in an aggregate amount of $1,500,000.

Section 2.10           Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11           Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12           Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan

Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to FairPoint or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.14           Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize (in an amount equal to 105% of the then Outstanding Amount thereof) the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, unless the Administrative Agent or the L/C Issuer shall have entered into arrangements with such Defaulting Lender to cover all Fronting Exposure arising from such Defaulting Lender (it being understood and agreed that neither the

Administrative Agent nor the L/C Issuer shall be under any obligation to seek to enter into such arrangements), immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of such Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing general deposit accounts at Bank of America.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, subject to Section 10.14, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may independently agree between themselves that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.15           Defaulting Lenders.  (a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16           Joint and Several Liability.  Each of the Borrowers shall be jointly and severally liable with the other Borrower(s) for the Obligations, and each of the Obligations shall be secured by all of the Collateral.  Each Borrower acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Loan Documents.  Any payment made by a Borrower in respect of Obligations owing by one or more Borrowers shall be deemed a payment of such Obligations by and on behalf of all Borrowers.  All Credit Extensions extended to any Borrower or requested by any Borrower shall be deemed to be Credit Extensions extended for each of the Borrowers, and each Borrower hereby authorizes each other Borrower to effectuate Credit Extensions on its behalf.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from any Borrower on behalf of all Borrowers, and shall be entitled to treat their giving of any notice hereunder to FairPoint in accordance with the provisions of this Agreement as notice to each and all Borrowers.

Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Section 2.16 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrower(s) may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrower(s) or with any other person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security.  Except to the extent otherwise provided herein, each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Loan Document and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other person or any collateral.

Each Borrower hereby irrevocably waives and releases each other Borrower from all “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrower is or would be entitled by virtue of the provisions of the first paragraph of this Section 2.16 or the performance of such Borrower’s obligations thereunder including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any of the Obligations.

Section 2.17           CoBank Equity and Security.

(a)           So long as CoBank, ACB (“CoBank”) is a Lender hereunder, FairPoint will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that FairPoint may be required to purchase in CoBank in connection with the Loans may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into.  FairPoint acknowledges receipt of a copy, effective as of the Closing Date, of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of FairPoint’s stock and other equities, including patronage, in CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b)           Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any distributions made on account thereof or on account of FairPoint’s patronage, (ii) FairPoint’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(c)           Each party hereto acknowledges that CoBank has a statutory first lien on the CoBank Equities pursuant to the Farm Credit Act of 1971 (as amended from time to time), which statutory lien shall be for CoBank’s sole and exclusive benefit. The CoBank Equities shall not constitute security for the Obligations due to any other Lender.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of FairPoint (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due to it under this Agreement. Subject to the requirements of Section 3.01, FairPoint acknowledges that any corresponding tax liability associated with such application is the sole responsibility of FairPoint. CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by FairPoint or any other Loan Party, or at any other time, either for application to the Obligations or otherwise.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01           Taxes.  (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Indemnified Taxes from any amount payable by the Borrowers or the Administrative Agent to the Administrative Agent, any Lender or the L/C Issuer, as the case may be, then (A) the Administrative Agent shall withhold or make such deductions of Indemnified Taxes as are determined by the Borrowers or the Administrative Agent, as the case may be, to be required based upon the information and documentation received pursuant to subsection (e) below, (B) the Borrowers or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions under this sentence (including deductions applicable to additional sums payable under this sentence) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.  In addition, if applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Excluded Taxes from any amount payable by the Borrowers or the Administrative Agent to the Administrative Agent, any Lender or the L/C Issuer, as the case may be, then (X) the Borrowers or the Administrative Agent, as the case may be, shall withhold or make such deductions of Excluded Taxes as are determined by the Borrowers or the Administrative Agent, as the case may be, to be required based upon all available information including the information and documentation received pursuant to subsection (e) below, (Y) the Borrowers or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (Z) the sum payable by the Borrowers shall not be increased on account of any required withholding for Excluded Taxes or the making of all required deductions under this sentence.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any material Other Taxes to the relevant Governmental Authority in accordance with applicable Laws; provided that the Borrowers shall not be required to pay any such Other Taxes which are being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrowers) with respect thereto in accordance with GAAP.

(c)           Tax Indemnifications.  (i)  Each Borrower shall, and does hereby indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, with respect to or as a consequence of any transactions contemplated by this Agreement and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than penalties, interest and expenses attributable to the conduct of the Administrative Agent, such Lender or the L/C Issuer, as applicable.  A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against any Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to such Borrower and the Administrative Agent) executed originals of IRS Form W-9 (or proper substitute or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent establishing that such Lender (or Participant) is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new IRS Form W-9 (or proper substitute or successor form) upon the expiration or obsolescence of any previously delivered form; and

(B)           each Foreign Lender shall deliver to such Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Borrowers and the Administrative Agent) executed originals of IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (together with all additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section), as applicable, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender (i) certifying such Foreign Lender’s entitlement to a zero rate of, or a complete exemption from, or a reduced rate of, U.S. Federal withholding tax on all payments by such Borrower or the Administrative Agent under this Agreement and the other Loan Documents, or (ii) if the Foreign Lender is claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, executed originals of IRS Form W8BEN together with a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of

Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or any other necessary documentation.  Such forms shall be true and accurate and shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent.  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify such Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(iii)          Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g)           Cooperation.  The Administrative Agent, each Lender, and each L/C Issuer, as applicable, shall use commercially reasonable efforts to cooperate with the Borrowers in attempting to recover any Indemnified Taxes which the Borrowers determine, in their sole discretion, exercised in good faith, were improperly imposed, assessed or collected; provided, however that the Borrowers shall indemnify the Administrative Agent, such Lender or L/C Issuer, as applicable, for any costs it incurs in connection with complying with this clause (g).  The Borrowers shall have the right to dispute, at their own cost, the imposition of any Indemnified Taxes (including interest and penalties) with the relevant Governmental Authority.  This clause (g) shall not be construed to require the Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.  In no event will this clause (g) relieve the Borrowers of their obligations to pay additional amounts to the Administrative Agent, any Lender or the L/C Issuer under this Section, as applicable.

(h)           If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to FairPoint and the Administrative Agent (i) a certification signed by its chief financial officer, principal accounting officer, treasurer, controller or other financial officer and (ii) any documentation required by Law or reasonably requested by FairPoint or the Administrative Agent sufficient for FairPoint and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

Section 3.02           Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03           Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04           Increased Costs; Reserves on Eurodollar Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest in which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

Section 3.05           Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including, in the case of clauses (a) through (c) above, any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing for which it has received an invoice.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06           Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  Without limiting the rights of the Borrowers to replace Lenders which are set forth elsewhere in this Agreement, if any Lender provides notice under Section 3.02, requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

Section 3.07           Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01           Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Revolving Credit Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Revolving Credit Lenders (other than an Unsigned Lender):

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender (other than an Unsigned Lender) and the Borrowers;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          a security agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each of the Borrowers and each of the Guarantors, and a pledge agreement, in substantially the form of Exhibit G-1 (together in the other pledge agreement and pledge agreement supplement determined pursuant to Section 6.12, in each case as amended, the “Pledge Agreement”), duly executed by FairPoint and each Subsidiary listed on Schedule 4.01(a)(iii), together with:

(A)          to the extent not delivered to (or in the possession of) the Administrative Agent prior to the Closing Date, certificates or instruments representing the Pledged Securities (as defined in the Pledge Agreement) accompanied by all endorsements and/or powers required by the Pledge Agreement,

(B)                                acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and the Pledge Agreement, covering the Collateral described in the Security Agreement and/or the Pledge Agreement,

(C)                                completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)                               evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement and the Pledge Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)                                 each Control Agreement referred to (and as defined) in the Security Agreement and duly executed by the appropriate parties, and

(F)                                 evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and the Pledge Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements, intellectual property Lien releases and other Lien releases (including, in each case, in connection with the DIP Credit Agreement and the Prepetition Credit Agreement) and landlords’ and bailees’ waiver and consent agreements required to be delivered pursuant to the Security Agreement);

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)                                 such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (other than the continuation of the circumstances giving rise to the filing of the Chapter 11 Cases or as a result thereof);

(vi)                              a favorable opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii)                           favorable opinions of local and special FCC counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii)                        a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                                a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (other than the pendency of the Chapter 11 Cases);

(x)                                   forecasts for Consolidated FairPoint prepared by management of FairPoint on a monthly basis for the first year following the Closing Date, which condition has been satisfied as a result of the Borrowers’ delivery of the “New Forecast” of FairPoint to the Administrative Agent and Lenders that are not Public Lenders on October 15, 2010;

(xi)                                certificates attesting to the Solvency of each Loan Party after giving effect to the Transaction, from its chief financial officer;

(xii)                             certified copies of each employment agreement and other compensation arrangement with each executive officer of any Loan Party or any of its Subsidiaries as the Administrative Agent shall request;

(xiii)                          evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv)                         such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b)                                 (i)  All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts among the Borrowers and the Administrative Agent).

(d)                                 FairPoint and each of its Subsidiaries shall have duly authorized, executed and delivered a subordination agreement, substantially in the form of Exhibit B (the “Intercompany Subordination Agreement”).

(e)                                  Consolidated EBITDAR (as defined in the DIP Credit Agreement, as amended) for the period of eleven consecutive months ended November 30, 2010 shall have exceeded $230,000,000 (after giving effect to any one-time adjustments consented to by the Administrative Agent in its reasonable discretion).

(f)                                    The order confirming the Plan of Reorganization shall have been entered and shall not be subject to any stay or modification, all conditions to the effectiveness, implementation or consummation thereof shall have been satisfied or waived as provided for in the Plan of Reorganization, and the Plan of Reorganization shall have been consummated and implemented.

Without limiting the generality of the provisions of clause (e) of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02                                Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (iii) that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a)

and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01                                Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (except, as to Persons other than FairPoint, the Loan Parties and the NNE Subsidiaries, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect (as to such Person considered alone) and such failure does not continue for more than 30 days), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals necessary to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02                                Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Laws.

Section 5.03                                Governmental Authorization; Other Consents.  Except for such consents, approvals and filings as have been obtained or made on or prior to the Closing Date and which remain in full force and effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including, without limitation, the FCC and applicable PUCs) or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including, subject to Section 10.14, the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than any consent of the FCC, any PUC or other Governmental Authority having jurisdiction over FairPoint and its Subsidiaries that may be required under applicable Law prior to any foreclosure on and/or to transferring any of the Regulated Securities Collateral (as defined in the Pledge Agreement)).  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04                                Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.05                                Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of FairPoint and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of FairPoint and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 (x) The unaudited balance sheet of Consolidated FairPoint dated September 30, 2010, and the related consolidated and, with respect to FairPoint alone, consolidating statements of income or operations, shareholders’ equity and cash flows of Consolidated FairPoint and FairPoint, alone, as the case may be, for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Consolidated FairPoint and FairPoint alone, as the case may be, as of the date thereof and the results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (y) the unaudited balance sheets of each Intermediary Holding Company and its Subsidiaries on a consolidated basis dated September 30, 2010, and the related statement of income or operations, shareholders’ equity and cash flows of such Intermediary Holding Company and its Subsidiaries, on a consolidated basis, for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of such Intermediary Holding Company and its Subsidiaries, on a consolidated basis, as of the date thereof and the results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (other than the pendency of the Chapter 11 Cases).

(d)                                 [Intentionally Omitted.]

(e)                                  The forecasted balance sheets, statements of income and cash flows of Consolidated FairPoint delivered pursuant to Section 4.01 or Section 6.01(d) were prepared based on good faith estimates and assumptions made by management of FairPoint, which assumptions and estimates were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, FairPoint’s best estimate of its future financial condition and performance (it being recognized by the Administrative Agent and the Lenders that such financial statements as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from estimated results).

Section 5.06                                Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or (except for the appeal of the order confirming the Plan of Reorganization filed on January 14, 2011 by Verizon Communications Inc. and its affiliates solely to the extent such appeal relates to the third party injunction provision of the Litigation Trust Agreement (as defined in the Plan of Reorganization)) the consummation of the Transaction, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07                                No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08                                Ownership of Property; Liens; Investments.  (a)  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Schedule 5.08(b) sets forth, as of the Closing Date, a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries (other than Liens permitted by Section 7.01(a) and Section 7.01(c) through (p)), showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c)                                  Schedule 5.08(c) sets forth, as of the Closing Date (or as of the date of the most recent update thereto pursuant to Section 6.02(j)), a complete and accurate list of all real property owned by each Loan Party, showing the street address, county or other relevant jurisdiction, state, record owner and book value thereof.  Each Loan Party has good and marketable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)                                 (i)  Schedule 5.08(d)(i) sets forth, as of the Closing Date (or as of the date of the most recent update thereto pursuant to Section 6.02(j)), a complete and accurate list of all leases of real property under which any Loan Party is the lessee where the aggregate fair market value of the Collateral located at such leased location exceeds $1,000,000, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  To the knowledge of the Borrowers, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii)                                  Schedule 5.08(d)(ii) sets forth, as of the Closing Date (or as of the date of the most recent update thereto pursuant to Section 6.02(j)), a complete and accurate list of all leases of real property under which any Loan Party is the lessor, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e)                                  (i)  Schedule 5.08(e)(i) sets forth a complete and accurate list of all Investments held by any Loan Party as of January 20, 2011, showing as of such date, the amount, obligor or issuer and maturity, if any, thereof.

(ii)                                  Schedule 5.08(e)(ii) sets forth a complete and accurate list of all Investments consisting of Cash Equivalents of any Subsidiary of a Loan Party that it is not a Loan Party and other Investments of any such Person having a value in excess of $100,000 as of January 20, 2011, showing as of such date, the amount, obligor or issuer and maturity, if any, thereof.

Section 5.09                                Environmental Compliance.  (a)  The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, such Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.09(b), none of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of any Loan Party, is adjacent to any such property.

(c)                                  Except as set forth on Schedule 5.09(c) or except as would not reasonably be expected to result, individually or in the aggregate, in material liability to any Loan Party or any of its Subsidiaries, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; to the best of the knowledge of the Loan Parties there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that if unabated would be expected to result in a material liability to any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries.

(d)                                 Except as set forth on Schedule 5.09(d) or except as would not reasonably be expected to result, individually or in the aggregate, in material liability to any Loan Party or any of its Subsidiaries, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

Section 5.10                                Insurance.  The properties of FairPoint and its Subsidiaries are insured with financially sound and reputable insurance companies not Subsidiaries of FairPoint, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where FairPoint or the applicable Subsidiary operates.

Section 5.11                                Taxes.  FairPoint and its Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against FairPoint or any Subsidiary thereof that would, if made, have a Material Adverse Effect.  Except as set forth on Schedule 5.11, as of the Closing Date neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.12                                ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of such Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status in a manner whereby such loss could not be remedied and is reasonably likely to have a liability to Consolidated FairPoint in excess of the Threshold Amount.

(b)                                 There are no pending or, to the best knowledge of such Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  Other than with respect to a matter contemplated by the Plan of Reorganization or the Transaction, no ERISA Event has occurred or is, and neither FairPoint nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) FairPoint and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither FairPoint nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither FairPoint nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither FairPoint nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither FairPoint nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

Section 5.13                                Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrowers have been validly issued and are fully paid and non-assessable.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 5.14                                Margin Regulations; Investment Company Act.  (a)  Such Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of FairPoint only or of Consolidated FairPoint) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between a Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 None of FairPoint or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15                                Disclosure.  The written reports, financial statements, certificates and other written information furnished (taken as a whole) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being recognized by the Administrative Agent and the Lenders that such projected financial information as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from projected results).

Section 5.16                                Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17                                Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, and, to the knowledge of such Borrower, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights (other than licenses and rights to use commercially available, off-the-shelf software) owned or used by each Loan Party and each of its Subsidiaries as of the Closing Date (or as of the date of the most recent update thereto pursuant to Section 6.02(j)).  To the knowledge of such Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18                                Solvency.  After giving effect to the Transaction, FairPoint and each NNE Subsidiary individually, and each Loan Party, together with its Subsidiaries on a consolidated basis, is Solvent.

Section 5.19                                Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20                                Labor Matters.  Except for (i) matters or events contemplated by the Plan of Reorganization and (ii) matters set forth on Schedule 5.20, there are no collective bargaining agreements or Multiemployer Plans covering the employees of FairPoint or any of its Subsidiaries from March 31, 2008 through to the Closing Date and neither FairPoint nor any Subsidiary thereof has suffered any strikes, walkouts, work stoppages or other material labor difficulty from March 31, 2008 through to the Closing Date.

Section 5.21                                Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Section 10.14 and Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents and except for such consents of the FCC, PUCs or other Governmental Authority having jurisdiction over FairPoint and its Subsidiaries as may be required under applicable Law prior to any action by the Administrative Agent to foreclose on or transfer any of the Regulated Securities Collateral (as defined in the Pledge Agreement), no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.20) cause each Subsidiary thereof to:

Section 6.01                                Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of FairPoint (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2010), a balance sheet of Consolidated FairPoint as at the end of such fiscal year, and the related consolidated and, with respect to FairPoint alone, consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and, in the case of FairPoint alone, such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of Consolidated FairPoint;

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of FairPoint (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2011), (i) the balance sheet of Consolidated FairPoint as at the end of such fiscal quarter, and the related consolidated and, with respect to FairPoint alone, consolidating statements of income or operations, changes in shareholders’ equity, and cash flows of Consolidated FairPoint and FairPoint alone, as the case may be, for such fiscal quarter and for the portion of FairPoint’s fiscal year then ended and (ii) the balance sheets of each Intermediary Holding Company and its Subsidiaries on a consolidated basis, as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows of such Intermediary Holding Company and its Subsidiaries, on a consolidated basis, for such fiscal quarter and for the portion of such Intermediary Holding Company’s fiscal year ended with the last day of such fiscal quarter, setting forth, in the case of clause (i), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and, in the case of clauses (i) and (ii), which shall be in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Consolidated FairPoint or such Intermediary Holding Company and its Subsidiaries, on a consolidated basis, as the case may be, in accordance with GAAP, subject only to audit and normal year-end adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Consolidated FairPoint or such Intermediary Holding Company and its Subsidiaries, on a consolidated basis, as the case may be;

(c)                                  until the common stock of FairPoint shall have been publicly listed on either the New York Stock Exchange or NASDAQ, as soon as available, but in any event within 30 days after the end of each month of each fiscal year of FairPoint (commencing with the fiscal month ended January 31, 2011), (i) a balance sheet of Consolidated FairPoint as of the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Consolidated FairPoint for such month and for the portion of FairPoint’s fiscal year then ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year and (ii) a balance sheet of each Intermediary Holding Company and its Subsidiaries on a consolidated basis as of the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of such Intermediary Holding Company and its Subsidiaries on a consolidated basis for such month and for the portion of such Intermediary Holding Company’s fiscal year then ended, all, in the case of both clauses (i) and (ii), in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint;

(d)                                 as soon as available, but in any event by no later than the earlier to occur of (i) 30 days after the end of each fiscal year of FairPoint (commencing with the fiscal year ending December 31, 2010) and (ii) the date the annual business plan and budget is presented to the board of directors of FairPoint, an annual business plan and budget of Consolidated FairPoint that has been approved by the board of directors of FairPoint, including forecasts prepared by management of FairPoint, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of balance sheets and statements of income or operations and cash flows of Consolidated FairPoint on a quarterly basis for the immediately following fiscal year;

(e)                                  with respect to the first 12 months following the Closing Date, (i) an Intercompany Debt Report for such fiscal month and (ii) an update as to any significant issues or significant open matters between FairPoint, on the one hand, and any union or regulatory commission, on the other hand;

(f)                                    at the time of the delivery of the financial statements provided for in Sections 6.01(b) and 6.01(c), to Lenders that are not Public Lenders, reports regarding specific operating metrics in the form attached hereto as Schedule C, with such changes thereto proposed by the Borrowers from time to time subject to the reasonable acceptance by the Administrative Agent; and

(g)                                 at the time of the delivery of the financial statements provided for in Section 6.01(b), a report with respect to Swap Contracts of FairPoint and its Subsidiaries, indicating the mark-to-market value(s) thereof as of the last Business Day of such fiscal quarter.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Section 6.02                                Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2010), a certificate of its independent certified public accountants certifying such financial statements;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2011), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of FairPoint (which delivery may, unless the Administrative Agent, or a Lender requests originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of FairPoint, and copies of all annual, regular, periodic and special reports and registration statements which FairPoint may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or any special report filed or required to be filed with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)                                    as soon as available, but in any event within 30 days after the end of each fiscal year of FairPoint, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably specify;

(g)                                 promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)                                 not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i)                                     promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j)                                     as soon as available, but in any event within 30 days after the end of each fiscal year of FairPoint, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), with effect from and after the date of such report, including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; and (ii) a report supplementing Schedule 5.17, with effect from and after the date of such report, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; each such report to be signed by a Responsible Officer of the Borrowers and to be in a form reasonably satisfactory to the Administrative Agent; and

(k)                                  promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01, 6.02 or 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(i) on which FairPoint posts such documents, or provides a link thereto on FairPoint’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on FairPoint’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03                                Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                  of the occurrence of any Default or Event of Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following, to the extent such matters have resulted or could reasonably be expected to result in a Material Adverse Effect:  (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof that is required to be identified in a report filed with the SEC under the Securities Exchange Act of 1934 and is not timely reported as required therein;

(e)                                  of the (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.0(b)(v); and

(f)                                    of any default by FairPoint or any of its Subsidiaries with respect to any lease of real property if such default has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of FairPoint setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04                                Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same either (i) are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary or (ii) the failure to pay could not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.05                                Preservation of Existence, Etc.  Except in connection with a transaction permitted by Section 7.04 or 7.05, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except, as to Persons other than FairPoint, the Loan Parties and the NNE Subsidiaries, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect (as to such Person considered alone) and such failure does not continue for more than 30 days); provided, however, that the Borrowers and their Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06                                Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07                                Maintenance of Insurance.  (a)  Generally.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Law and (vi) such other insurance against risks as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent); provided that if and so long as an Event of Default has occurred and is continuing, with respect to physical hazard insurance, neither the Administrative Agent nor the applicable Loan Party shall agree to the adjustment of any claim in excess of $1,000,000 thereunder without the consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(b)                                 Requirements of Insurance.  All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and if an endorsement providing such notice is commercially impracticable by FairPoint’s carrier, FairPoint will use its commercially reasonable efforts to provide 30 days notice to the Administrative Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)                                  Notice to Administrative Agent.  Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.07 is taken out by any Loan Party; and if requested by the Administrative Agent, promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d)                                 Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(e)                                  Broker’s Report.  Deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

Section 6.08                                Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09                                Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

Section 6.10                                Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent (accompanied by any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice; provided, further, that so long as no Default or Event of Default exists, the Borrowers shall not be required to reimburse the Administrative Agent and the Lenders for more than two such visits per fiscal year of the Borrowers.

Section 6.11                                Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

Section 6.12           Covenant to Guarantee Obligations and Give Security.  (a)  Upon the formation or acquisition of any new direct or indirect Subsidiary (other than (x) any CFC or a Subsidiary that is held directly or indirectly by a CFC or (y) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations and/or providing any security therefor without the consent of a PUC) by any Loan Party, then the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such formation or acquisition (or such longer period as may be agreed to by the Administrative Agent), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)           within 10 days after such formation or acquisition (or such longer period as may be agreed to by the Administrative Agent), furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)          within 15 days after such formation or acquisition (or such longer period as may be agreed to by the Administrative Agent), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, Mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Securities (as defined in the Pledge Agreement) in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv)          within 30 days after such formation or acquisition (or such longer period as may be agreed to by the Administrative Agent), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, Mortgages, leasehold mortgages, leasehold deeds of trust and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v)           within 60 days after such formation or acquisition (or such longer period as may be agreed to by the Administrative Agent), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)          as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soil and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)           Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest, subject to Section 10.14, in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such acquisition (or such longer period as may be agreed to by the Administrative Agent), furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such acquisition (or such longer period as may be agreed to by the Administrative Agent), cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, Mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such acquisition (or such longer period as may be agreed to by the Administrative Agent), cause the applicable Loan Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties in accordance with their terms,

(iv)          within 60 days after such acquisition (or such longer period as may be agreed to by the Administrative Agent), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soil and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c)           Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such request, duly execute and deliver, and cause each Loan Party (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, Mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Securities (as defined in the Pledge Agreement) in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such request, take, and cause each Loan Party (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, Mortgages, leasehold mortgages, leasehold deeds of trust and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv)          within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrowers and their Subsidiaries, title reports, surveys and engineering, soil and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

Section 6.13           Compliance with Environmental Laws.  Comply, and use commercially reasonable best efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties to a level consistent with applicable Law as required for the current use of the respective properties, as to owned properties, and any higher standard set forth in the applicable lease, as to leased properties, and in each case, in accordance with the requirements of Environmental Laws; provided, however, that neither Borrower nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14           Preparation of Environmental Reports.  At the reasonable request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; provided, however, no Loan Party or any of its Subsidiaries shall be required to bear the expense of any such assessment for any of their properties more than once every 12 months unless the Required Lenders’ request for an assessment arises from a notice pursuant to Section 6.02(i), Section 6.03(a) or Section 6.03(b); and provided, further, without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and each Borrower hereby grants and agrees to cause any Subsidiary thereof that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

Section 6.15           Further Assurances.  Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the full extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.16           Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which such Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any default by FairPoint or any of its Subsidiaries with respect to such lease, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 6.17           Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

Section 6.18           Cash Collateral Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Bank of America or another commercial bank located in the United States that is a Lender, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

Section 6.19           Special Covenant Regarding Cash Management Policy.  The Borrowers shall, and shall cause their Subsidiaries to, at all times comply with the cash management policy of FairPoint and its Subsidiaries delivered to the Administrative Agent on the Closing Date, without giving effect to any changes thereto, except to the extent such changes are not adverse to the interests of the Lenders or are otherwise required to ensure compliance with applicable Law or regulation.

Section 6.20           Financial Advisor.  For a period of 12 months following the Closing Date, the Borrowers shall pay all reasonable out-of-pocket costs and expenses of a financial advisor (including, without limitation, FTI Consulting, Inc.) for the Administrative Agent and the Lenders; provided, however, in no event shall the amount of such costs and expenses exceed (i)

$300,000 per month and (ii) $3,000,000 in the aggregate for such 12-month period.  Notwithstanding the foregoing, if a Default has occurred and is continuing, the Administrative Agent may retain, after consultation with FairPoint, a financial advisor to act on behalf of the Administrative Agent and the Lenders and the Borrowers shall pay all costs and expenses with respect thereto.  For the avoidance of doubt, the right to engage a financial advisor as contemplated by the preceding sentence is in the sole discretion of the Administrative Agent, and such retention shall continue for such period as the Administrative Agent determines is appropriate, notwithstanding a subsequent cure or waiver of any such Default.

Section 6.21           Maintenance of Company Separateness.  (a)  Each Borrower will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records.

(b)           The Borrowers shall not permit any Non-Pledge Party Subsidiary, on the one hand, to have any rights to draw down, whether as a joint account party or otherwise, on any bank account of any Credit Party, on the other hand.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither Borrower shall, nor shall it permit any Subsidiary thereof to, directly or indirectly:

Section 7.01           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names such Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)           Liens for taxes, assessments or other charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            leases or subleases granted to others not interfering in any material respect with the business of any Borrower or any of its Subsidiaries;

(k)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by any Borrower or any of its Subsidiaries in the ordinary course of business and statutory and common Law landlords’ liens under leases to which a Borrower or any of its Subsidiaries is a party;

(l)            any interest or title of a lessor under any lease permitted by this Agreement;

(m)          Liens (i) of a collecting bank under Section 4-208 of the UCC in “items” incurred in the ordinary course of business, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) customary Liens (including the right of set-off) arising as a matter of Law in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business;

(n)           Liens solely on any cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement with respect to an Investment permitted by Section 7.03(p);

(o)           Liens securing Secured Hedge Agreements permitted hereunder;

(p)           purchase money liens securing payables arising from the purchase by any Loan Party of any equipment or goods in the ordinary course of business; provided that (i) such Liens do not at any time encumber any property other than the property financed by such payables, (ii) such payables do not constitute Indebtedness, (iii) the payable secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iv) the aggregate amount of such payables, when taken together with the amount of Indebtedness secured by Liens permitted under Section 7.01(i), does not exceed the dollar amount set forth in Section 7.02(f);

(q)           CoBank’s statutory Lien in the CoBank Equities granted pursuant to the Farm Credit Act of 1971; and

(r)            Liens securing (i) taxes and other obligations incurred prior to the commencement of the Chapter 11 Cases and (ii) right-of-way taxes in an aggregate amount not to exceed $1,000,000 in New Hampshire that the Borrowers or their Subsidiaries are disputing as to validity and amount, which in the case of clauses (i) and (ii) remain unpaid following the Closing Date and which shall be treated and discharged following the Closing Date in accordance with the provisions of the Plan of Reorganization.

Section 7.02           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that  (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of (A) directly mitigating risks associated with fluctuations in interest rates or (B) directly mitigating risks associated with fluctuations in the price of electric supply by fixing the cost of electrical supply under electrical supply contracts of up to one year in duration and, in any event, not for speculative purposes and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that, for the avoidance of doubt, obligations existing or arising under contracts entered into by a Borrower or any of its Subsidiaries for the future purchase of services or equipment, in the ordinary course of business and not for speculative purposes, shall not be restricted under this Section 7.02(a);

(b)           the Borrowers and their Qualified Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”); provided that (i) each such Intercompany Loan shall be evidenced by an Intercompany Note which, if held by a Pledge Party, shall be pledged to the Administrative Agent as, and to the extent required by, the Pledge Agreement, (ii) each Intercompany Loan made pursuant to this clause (b) shall be subject to subordination as, and to the extent required by, the Guaranty (giving effect to exceptions required by applicable Law or regulation as contemplated thereby) and (iii) any Intercompany Loan made pursuant to this clause (b) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to be a Borrower or a Qualified Subsidiary as contemplated above;

(c)           Indebtedness under the Loan Documents, including Permitted Refinancing Debt as may be permitted in accordance with Section 10.14;

(d)           Indebtedness outstanding on the Closing Date (excluding Intercompany Debt) and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Guarantees by any Borrower or any of its Subsidiaries in respect of (i) Indebtedness otherwise permitted hereunder of any Borrower or any Subsidiary or (ii) leases (other than Capitalized Leases) or of other obligations which do not constitute Indebtedness and which are otherwise permitted hereunder;

(f)            Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and purchase money obligations set forth in Section 7.01(p); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;

(g)           obligations in respect of performance, bid, appeal, stay, customs and surety bonds, performance and completion guarantees (which, in the case of each of the foregoing, relate solely to Investments or Capital Expenditures permitted hereunder), bank guarantees, bankers’ acceptances, including in respect of self-insurance, workers compensation claims or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of FairPoint and its Subsidiaries and similar obligations provided by FairPoint or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case, in the ordinary course of business, existing on the Closing Date or consistent with past practice;

(h)           cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, employees credit or purchase cards, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(i)            Indebtedness of the Borrowers or any of their respective Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions or sales of assets permitted by this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

(j)            Indebtedness of the Borrowers consisting of Permitted Letters of Credit; and

(k)           Permitted Unsecured Debt, so long as (i) no Default then exists or would result therefrom, (ii) 100% of the Net Cash Proceeds therefrom are applied either (x) to make a concurrent prepayment of Term Loans pursuant to, and in accordance with the requirements of, Section 2.05(b)) or (y) to pay a portion of the cash consideration in connection with any Permitted Acquisition, (iii) calculations are made by the Borrowers demonstrating compliance, on a Pro Forma Basis, with the financial covenants contained in Section 7.11 for the Measurement Period most recently ended prior to the date of the respective issuance of Permitted Unsecured Debt, and (iv) the Borrowers shall have furnished to the Administrative Agent a certificate from a Responsible Officer certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii) and containing the calculations required by preceding clause (iii); provided, however, that in no event shall the amount of Permitted Unsecured Debt, the Net Cash Proceeds of which are utilized to pay a portion of the cash consideration in connection with any Permitted Acquisition, exceed 50% of the aggregate consideration for such Permitted Acquisition.

Section 7.03           Investments.  Make or hold any Investments, except:

(a)           Investments held by the Borrowers and their Subsidiaries in the form of Cash Equivalents provided, however, in no event shall the aggregate amount invested by the Loan Parties and their Subsidiaries in Cash Equivalents of a type described in clause (g) of the definition thereof exceed $20,000,000 at any one time;

(b)           advances or loans to officers, directors and employees of the Borrowers and their Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;

(c)           (i) Investments by the Borrowers and their Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) FairPoint, its Wholly-Owned Subsidiaries and its 90% Owned Subsidiaries may incur and hold Intercompany Payables and Receivables and (iii) Subsidiaries of FairPoint may incur and hold Subsidiary Ordinary Course Payables in the ordinary course of business consistent with past practice;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.02;

(f)            Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g)           acquisition and ownership of Investments by a Borrower or any of its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(h)           Guarantees by the Borrowers or any of their Subsidiaries in respect of leases (other than Capitalized Leases) of a Loan Party or of other obligations of a Loan Party that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(i)            Swap Contracts permitted pursuant to Section 7.02(a);

(j)            the establishment and/or creation by the Borrowers or any of their Subsidiaries of Subsidiaries in accordance with the provisions of Section 6.12 and the making of Investments therein as otherwise permitted by this Section 7.03;

(k)           Investments made in connection with Permitted Acquisitions to the extent the consideration paid therefor consists solely of Equity Interests of FairPoint;

(l)            FairPoint and each Qualified Subsidiary may make capital contributions (including by way of the capitalization of an Intercompany Loan) (i) to any of their respective Subsidiaries, to the extent such Subsidiary is a Guarantor and (ii) to any Qualified Subsidiary that is not a Guarantor, so long as, in the case of this subclause (ii), (x) no Default or Event of Default has occurred and is continuing at the time of the respective contribution and (y) in the case of any contribution to a Qualified Subsidiary of the type referred to in clause (c) of the definition thereof, the Pro Forma EBITDAR Test is satisfied at the time of such contribution;

(m)          Investments permitted by Section 7.02(b);

(n)           Investments constituting Capital Expenditures permitted to be incurred pursuant to Section 7.12;

(o)           Investments made in connection with the consummation of the Transaction and provided for in the Plan of Reorganization;

(p)           Permitted Acquisitions;

(q)           Excluded Intercompany Payables;

(r)            Investments in the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs to the extent required by CoBank’s Bylaws and Capital Plan and in accordance with Section 2.17;

(s)           within three Business Days after the Closing Date, an Investment by Logistics from monies already on deposit in the existing account held at Fidelity Investments (including interest and investment income thereon through the date on which such Investment is made) in

Telephone Operating Company of Vermont LLC, the proceeds of which are directly funded by Logistics into the dual pole escrow account established pursuant to the Order of the Vermont Public Service Board, entered February 15, 2008, in Docket No. 7270, Joint Petition of Verizon New England Inc. d/b/a Verizon Vermont and FairPoint Communications, Inc. for approval of an asset transfer, acquisition of control by merger and associated transactions and to the extent required by such order for the purpose of funding the removal of pre-acquisition dual poles in an aggregate amount during the term of this Agreement not to exceed $2,839,435.16; and

(t)            other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of FairPoint.

Section 7.04           Fundamental Changes.  Except in connection with a Permitted Acquisition (so long as a Borrower or Guarantor shall be the continuing or surviving Person) or as permitted under Section 7.05, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)           any Inactive Subsidiary may (i) merge or consolidate with or into or be liquidated into (x) a Borrower, provided, that such Borrower shall be the continuing or surviving Person, or (y) any one or more Guarantors, provided that such Guarantor shall be the continuing or surviving Person, or (ii) if such Inactive Subsidiary has no assets, liquidate or dissolve if the Borrowers determine in good faith that such action is in the best interest of FairPoint and its Subsidiaries;

(b)           any Inactive Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to a Guarantor;

(c)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

(d)           any Subsidiary of a Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving corporation.

Section 7.05           Dispositions.  Make any Disposition or enter into any written agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to a Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e)           Dispositions permitted by Sections 7.01, 7.03, 7.04 and 7.06;

(f)            non-exclusive licenses or sublicenses of IP Rights in the ordinary course of business and substantially consistent with past practice; provided that such licenses or sublicenses shall not interfere in any material respect with the business of any Borrower or any Subsidiary; and

(g)           any Borrower and any Subsidiary may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create Indebtedness in respect of a Capitalized Lease not otherwise permitted by Section 7.02(f));

(h)           sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(i)            Dispositions in the ordinary course of business consisting of the abandonment of IP Rights that, in the reasonable good faith determination of the Borrowers or any of their Subsidiaries, are not material to the conduct of the business of the Borrowers and their Subsidiaries;

(j)            Dispositions of cash and Cash Equivalents in the ordinary course of business; and

(k)           Dispositions of assets (including, without limitation, Dispositions of Investments in joint ventures) not otherwise permitted by this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result therefrom, (ii) the total consideration received from all such Dispositions permitted by this clause (k) in any fiscal year of FairPoint shall not exceed $25,000,000 in any fiscal year (or, in the event the Consolidated Total Leverage Ratio as of the last day of the immediately preceding fiscal year of FairPoint is 2.00:1.00 or less, $50,000,000) and (iii) the Net Cash Proceeds thereof shall be applied if and to the extent required by Section 2.05(b)(ii);

provided, however, that any Disposition pursuant to Sections 7.05(b), (c), (d) (but only in the respect to transfer from a non-Loan Party to a Loan Party), (e), (g), (j) and (k) shall be for fair market value.

Section 7.06           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           (x) any Subsidiary of FairPoint may pay Dividends directly or indirectly to FairPoint or any Wholly-Owned Subsidiary of FairPoint (including by way of conversion of intercompany payables) and (y) any Non-Wholly-Owned Subsidiary of FairPoint may pay cash Dividends to its shareholders generally, so long as FairPoint or its Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(b)           FairPoint and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(iii), FairPoint and each Subsidiary thereof may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)           if the Consolidated Total Leverage Ratio as of the last day of any fiscal year of FairPoint is 2.00:1.00 or less, FairPoint may declare or pay cash Dividends to its stockholders solely out of that portion of Excess Cash Flow for such fiscal year that the Borrowers are not required to apply as a mandatory prepayment of the Loans pursuant to Section 2.05(b)(i);

(e)           FairPoint and its Subsidiaries may make payments with respect to Intercompany Debt, so long as the respective payment is permitted to be made in accordance with the terms of the Intercompany Subordination Agreement (giving effect to the exceptions required by applicable Law as contemplated thereby);

(f)            FairPoint may pay regularly accruing Dividends with respect to Qualified Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but not in cash) in accordance with the terms of the documentation governing the same;

(g)           Sunflower may pay Dividends and distributions to holders of its Equity Interests so long as STE receives its pro rata share of any such Dividends and distributions; and

(h)           FairPoint and its Subsidiaries may pay Dividends to FairPoint and its Subsidiaries, as applicable, in accordance with tax sharing arrangements entered into between or among FairPoint and its Subsidiaries.

Section 7.07           Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by FairPoint and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

Section 7.08           Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of FairPoint, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to FairPoint or such Subsidiary as would be obtainable by FairPoint or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to

(a) transactions solely among Loan Parties and their 90%-Owned Subsidiaries, (b) employment arrangements (including severance and related arrangements) entered into in the ordinary course of business with officers of the Borrowers and their Subsidiaries, (c) customary fees paid to members of the Board of Directors of the Borrowers and of their Subsidiaries, (d) arrangements with directors, officers and employees not otherwise prohibited by this Agreement, (e) Restricted Payments to the extent permitted by Section 7.06(a) and (f) transactions under the Loan Documents between (i) the Loan Parties, on the one hand, and the (ii) Lenders, Administrative Agent, Collateral Agent, Arranger and L/C Issuer, and their respective Affiliates acting under the Loan Documents as permitted delegates of any of the foregoing (in each case, solely in their respective capacities as Lenders, Administrative Agent, Collateral Agent, Arranger, L/C Issuer or permitted delegates of any of the foregoing) on the other hand.

Section 7.09           Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to a Borrower or any Guarantor or to otherwise transfer property to or invest in a Borrower or any Guarantor, except for any agreement in effect (A) on the Closing Date and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of a Borrower or (iii) of a Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 7.10           Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11           Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period to be less than the ratio set forth below opposite such fiscal quarter:

Measurement Period Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2011 through June 30, 2013	3.25:1.00
September 30, 2013 through December 31, 2014	3.50:1.00
March 31, 2015 and each fiscal quarter thereafter	3.75:1.00

(b)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Total Leverage Ratio
March 31, 2011 through June 30, 2013	4.75:1.00
September 30, 2013 through December 31, 2013	4.50:1.00
March 31, 2014 through June 30, 2014	4.25:1.00
September 30, 2014 through December 31, 2014	4.00:1.00
March 31, 2015	3.75:1.00
June 30, 2015 and each fiscal quarter thereafter	3.50:1.00

(c)           Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio as of the end of any Measurement Period to be greater than the ratio set forth below opposite such fiscal quarter:

Measurement Period Ending	Maximum Consolidated Senior Leverage Ratio
March 31, 2011 through June 30, 2013	4.25:1.00
September 30, 2013 through December 31, 2013	4.00:1.00
March 31, 2014 through June 30, 2014	3.75:1.00
September 30, 2014 through December 31, 2014	3.50:1.00
March 31, 2015	3.25:1.00
June 30, 2015 and each fiscal quarter thereafter	3.00:1.00

Notwithstanding anything to the contrary contained herein, the Borrowers and their Subsidiaries shall not be required to comply with the foregoing provisions of this Section 7.11(c) at any time other than in connection with, and as a condition to, the Borrowers and their Subsidiaries incurring Indebtedness pursuant to Section 7.02(k), the Net Cash Proceeds of which are to be utilized to pay a portion of the cash consideration in connection with any proposed Permitted Acquisition.

Section 7.12                                Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for FairPoint and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2011	$200,000,000
2012	$190,000,000
2013	$170,000,000
2014	$150,000,000
2015	$150,000,000

If FairPoint and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, so long as no Default or Event of Default exists or would be caused thereby, FairPoint and its Subsidiaries may carry forward to the immediately succeeding fiscal year only, the Capital Expenditures Carryover Amount for such fiscal year (with Capital Expenditures made by FairPoint and its Subsidiaries in such succeeding fiscal year applied last to such Capital Expenditures Carryover Amount).

Section 7.13                                Amendments of Organization Documents.  Amend any of its Organization Documents, other than (a) amendments and modifications providing for the issuance of (and any associated rights and privileges of) Qualified Preferred Stock on the terms and conditions permitted hereunder and (b) immaterial amendments and modifications not adverse to the interests of the Administrative Agent or any of the Lenders in their capacities as such.

Section 7.14                                Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) its fiscal year.

Section 7.15                                Prepayments, Etc. of Indebtedness.  (a)  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(d).

(b)                                 Make any payment on Permitted Unsecured Debt; provided, that subject to the subordination provisions of the respective agreements governing the respective issuance of Permitted Unsecured Debt and so long as no Default or Event of Default then exists or would result therefrom, the Borrowers may pay regularly scheduled interest on each issuance of Permitted Unsecured Debt through the issuance of Permitted Unsecured Debt (but not in cash) as and when due in accordance with the terms of the instruments and agreements governing the respective Permitted Unsecured Debt.

Section 7.16                                [Intentionally Omitted.]

Section 7.17                                Limitation On Issuance of Equity Interests.  (a)  The Borrowers will not, and will not permit any of their Subsidiaries to, issue (i) any Preferred Stock or any options, warrants or rights to purchase Preferred Stock or (ii) any redeemable common Equity Interests unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion; provided, that notwithstanding the foregoing, FairPoint may issue Qualified Preferred Stock (x) in payment of regularly accruing Dividends on theretofore outstanding shares of Qualified Preferred Stock as contemplated by Section 7.06(f) and (y) with respect to each other issuance of Qualified Preferred Stock, so long as FairPoint receives reasonably equivalent consideration therefor (as determined in good faith by FairPoint).

(b)                                 The Borrowers will not permit any of their Subsidiaries, directly or indirectly, to issue any shares of such Subsidiary’s capital stock, securities or other Equity Interests (or warrants, rights or options to acquire shares or other Equity Interests), except (i) for replacements of then outstanding shares of capital stock or other Equity Interest, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Borrowers and their Subsidiaries taken as a whole in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) other Equity Interests issued pursuant to and in accordance with the Plan of Reorganization and (iv) to qualify directors to the extent required by applicable Law.

Section 7.18                                Stimulus Applications and Awards.  Notwithstanding anything to the contrary contained herein, with respect to any award to FairPoint or any of its Subsidiaries under the American Recovery and Reinvestment Act of 2009, the Borrowers and their Subsidiaries may incur Indebtedness, make Investments and incur Liens solely as required by such award and with respect to the assets that are acquired pursuant to such award.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01                                Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder (including amounts payable under Section 6.20), or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 or 6.02, and such failure continues for 10 days, (ii) Section 6.03, 6.05, 6.10, 6.11, 6.12, 6.14, 6.18, 6.19, 6.21 or Article VII or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 5.10(a) of the Security Agreement; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of knowledge thereof by a Loan Party or notice thereof having been given to any Loan Party by the Administrative Agent; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving effect to any applicable grace or cure period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party, any Material Subsidiary, or any Subsidiaries that, taken together, would constitute a Material Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party, any Material Subsidiary, or any Subsidiaries that, taken together, would constitute a Material Subsidiary, thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company; provided that such time as FairPoint obtains new insurance or renews its current insurance policies, such insurer shall be rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of FairPoint under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) FairPoint or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person on behalf of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof and except to the extent resulting from the negligent or willful failure by the Administrative Agent to perfect Liens granted pursuant thereto) cease to create, subject to Section 10.14, a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)                               Subordination.  (i)  The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions;

provided, that (i) in the event that following the Closing Date and on or prior to the 12-month anniversary of the Closing Date, FairPoint restates, amends, supplements or otherwise modifies any of its historical financial statements (including financial statements delivered to the SEC) for any period ending on or prior to the Closing Date as a result of any matter or event which occurred or arose prior to or during the pendency of the Chapter 11 Cases (such restatement, amendment, supplement or other modification being a “Financial Restatement”), the fact of such Financial Restatement and its effect on financial information for any period ending on or prior to the Closing Date, in and of itself, shall not result in a Default or Event of Default for any purposes of this Agreement, or for purposes of any other Loan Document and (ii) the information reflected in any Financial Restatement, to the extent it affects any financial information for any period from and after the Closing Date, shall be taken into account for all purposes of this Agreement and the other Loan Documents.  Notwithstanding the foregoing, any consideration under Section 8.01(d) as to whether the representation set forth in Section 5.05(c) was incorrect or misleading in any material respect when made or deemed made shall be without giving effect to clause (i) of the preceding proviso.

Section 8.02                                Remedies upon Event of Default.  If any Event of Default occurs and is continuing:

(a)                                  the Administrative Agent may, in its discretion, and the Administrative Agent shall, at the request of the Required Revolving Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Revolving Credit Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and

(ii)                                  require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof);

(b)                                 the Administrative Agent may, in its discretion, and the Administrative Agent shall, at the request of (i) the Required Revolving Lenders, in the case of the Revolving Credit Loans and other obligations in respect of the Revolving Credit Facility only, (ii) the Required Term Lenders, in the case of the Term Loans and other obligations in respect of the Term Facility only, or (iii) the Required Lenders, as to all of the Loans and other obligations under the Loan Documents, declare the unpaid principal amount of all outstanding Revolving Credit Loans, Term Loans or Loans, as applicable, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document in connection therewith to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)                                  the Administrative Agent may, in its discretion, and the Administrative Agent shall, at the request of the Required Revolving Lenders, so long as any Obligations with respect to the Revolving Credit Facility are outstanding, and after the Revolving Credit Facility has been paid in full in cash (or at any time when taking action is permitted under and consistent with Sections 10.14(b)(i)(B), (C), and (D)), at the request of the Required Term Lenders, exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the obligation of each Revolving Credit Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof) as aforesaid shall automatically become effective, in each case without further act by the Administrative Agent or any Lender.

Section 8.03                                Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized (in an amount equal to 105% of the then Outstanding Amount thereof) as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent (or Administrative Agents, in accordance with Section 9.06) in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Revolving Credit Loans, L/C Borrowings and other Obligations arising under the Loan Documents relating to the Revolving Credit Facility, ratably among the Revolving Credit Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans, L/C Borrowings and Obligations then owing under Secured Cash Management Agreements, ratably among the Revolving Credit Lenders, the L/C Issuer and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (in an amount equal to 105% of the then Outstanding Amount thereof);

Sixth, to the payment of that portion of the Obligations constituting interest on the Term Loans, ratably among the Term Lenders in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to the payment of that portion of the Obligations constituting unpaid principal of the Term Loans and other Obligations arising under the Loan Documents relating to the Term Facility and Obligations then owing under Secured Hedge Agreements, ratably among the Term Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash to the extent not otherwise Cash Collateralized (in an amount equal to 105% of the then Outstanding Amount thereof) by the Borrowers pursuant to Sections 2.03 and 2.14, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit (in an amount equal to 105% of the then Outstanding Amount thereof) pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

Section 9.01                                Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02                                Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03                                Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

(e)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)                                    Each Lender on behalf of itself and each of its Affiliates hereby acknowledges that the Administrative Agent is a nonfiduciary agent for both the Revolving Credit Lenders and the Term Lenders and waives any claim arising from such status, including any claim based on any breach of fiduciary duty or conflict of interest.

Section 9.04                                Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05                                Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06                                Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers as (a) Administrative Agent for the L/C Issuer and Revolving Credit Lenders, (b) Administrative Agent for the Term Lenders or (c) Administrative Agent for all Lenders.  Upon receipt of any such notice of resignation, the Required Revolving Lenders (in the case of a resignation of the Administrative Agent as Administrative Agent for the L/C Issuer and Revolving Credit Lenders), Required Term Lenders (in the case of a resignation of the Administrative Agent as Administrative Agent for the Term Lenders) or Required Lenders (in the case of a resignation of the Administrative Agent as Administrative Agent for all Lenders), shall have the right, with the prior written consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed or required following the occurrence and during the continuance of a Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Revolving Lenders, Required Term Lenders or Required Lenders, as applicable, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the relevant Lenders and (other than in the case of a resignation as the Administrative Agent for the Term Lenders only) the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the relevant Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations (or in the case of any resignation only as Administrative Agent for the Revolving Credit Lenders and L/C Issuer or only for the Term Lenders, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder as Administrative Agent the for the Revolving Credit Lenders and L/C Issuer or as Administrative Agent for the Term Lenders, as applicable) hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each relevant Lender and (other than in the case of a resignation as the Administrative Agent for the Term Lenders only) the L/C Issuer directly until such time as the Required Revolving Lenders, Required Term Lenders or Required Lenders, as applicable, appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor; provided that, notwithstanding the foregoing, in the event that there are two Administrative Agents hereunder (one for the Revolving Credit Lenders and L/C Issuer and one for the Term Lenders), each such Administrative Agent shall be entitled to annual compensation equal to that payable to the Administrative Agent immediately prior to the appointment of a second Administrative Agent (subject, in the case of any single entity acting as Administrative Agent for all Lenders that resigns in its capacity as Administrative Agent for either the Revolving Credit Lenders and L/C Issuer or the Term Lenders, but remains as Administrative Agent for either the Revolving Credit Lenders and L/C Issuer or for the Term Lenders, to a reduction in compensation, to be negotiated in good faith but in any event subject to the sole discretion of such Administrative Agent, commensurate with such Administrative Agent’s reduction in responsibilities).  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  For the avoidance of doubt, each Person acting as an Administrative Agent hereunder, whether as Administrative Agent for the L/C Issuer and Revolving Credit Lenders, Administrative Agent for the Term Lenders or as Administrative Agent for all Lenders, shall be entitled to all protections given the Administrative Agent in this Section 9.  At any time when there are separate Administrative Agents for the L/C Issuer and Revolving Credit Lenders, on the one hand, or the Term Lenders, on the other hand, references in this Agreement and the other Loan Documents to the Administrative Agent shall constitute, prior to the effectiveness of any amendment contemplated by the immediately succeeding sentence: (1) in the case of delivery of any information, certificate, request or notice; inspection and information rights; and provisions relating to the exculpation, indemnification, expense reimbursement in favor of or protection of the Administrative Agent; a reference to both Administrative Agents; (2) in the case of any matter principally concerning the Revolving Credit Loans; Defaulting Lenders; the disposition, perfection or management of Collateral; insurance; subordination of Subordinated Indebtedness; Letters of Credit; collection or distribution of funds; determination of interest rates; to the Administrative Agent for the Revolving Credit Lenders and the L/C Issuer; and (3) in the case of any matter principally concerning the Term Loans, to the Administrative Agent for the Term Lenders.  Following or in connection with the resignation of the Administrative Agent for the L/C Issuer and Revolving Credit Lenders or the Administrative Agent for the Term Lenders, the Borrowers and the Required Lenders agree to enter into such amendments and modifications to the Loan Documents (such amendments and modifications to be of an administrative or ministerial nature only) as are reasonably requested by any replacement Administrative Agent or continuing Administrative Agent to reflect the existence of two Administrative Agents hereunder; provided, that (x) no amendment fee shall be payable by the Loan Parties in connection with any such amendment and (y) any Lender that has not, within five days of being presented with a request to execute any such amendment, executed such amendment, shall be deemed to have executed such amendment.

Any resignation by Bank of America as Administrative Agent for the Revolving Credit Lenders and L/C Issuer or as Administrative Agent for all Lenders pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent for the Revolving Credit Lenders and L/C Issuer hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07                                Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08                                No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Manager or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09                                Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each

Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 9.10                                Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)                                 to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11                                Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

Section 10.01                          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by (i) the applicable Lenders or other Persons specifically referred to below in the case of the amendments, waivers or consents described below or, in the case of all other amendments, waivers or consents, the Required Lenders (provided that, except to the extent specific consents are otherwise required by clauses (a) through (m) of this Section 10.01, (x) amendments, waivers and consents with respect to any provision of this Agreement or any other Loan Document solely as it relates to the Revolving Credit Facility or the Revolving Credit Lenders, shall require the consent of only the Required Revolving Lenders (and shall not require the consent of the Required Lenders) and (y) amendments, waivers and consents with respect to any provision of this Agreement or any other Loan Document solely as it relates to the Term Loan or the Term Lenders, shall require the consent of only the Required Term Lenders (and shall not require the consent of the Required Lenders)) and (ii) the Borrowers or the applicable Loan Party, as the case may be, and, in each case, acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01 or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Revolving Credit Lender;

(b)                                 waive any condition set forth in Section 4.02 as to any Credit Extension following the initial Credit Extension without the written consent of the Required Revolving Lenders;

(c)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject the second proviso of this Section 10.01(e)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate; provided, further, that only the consent of the Required Revolving Lenders shall be necessary to waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(f)                                    change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g)                                 change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h)                                 (i) shorten any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments and exercises of remedies under Section 8.02) of principal, interest, fees or other amounts due hereunder or under such other Loan Document to the Revolving Credit Lenders (or any of them) or L/C Issuer without the written consent of the Required Term Lenders or (ii) shorten any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments and exercises of remedies under Section 8.02) of principal, interest, fees or other amounts due hereunder or under such Loan Document to the Term Lenders (or any of them) without the written consent of the Required Revolving Lenders;

(i)                                     increase the Letter of Credit Sublimit without the written consent of each Revolving Credit Lender;

(j)                                     release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(k)                                  release all or substantially all of the Guarantors from the Guaranty, without the written consent of each Lender, except as expressly provided in the Loan Documents;

(l)                                     impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requests the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders, other than Defaulting Lenders), except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; or

(m)                               (i) increase the principal of, or the rate of interest specified herein on, any Revolving Credit Loan or L/C Borrowing, or any fees or other amounts payable to any Revolving Credit Lender or the L/C Issuer hereunder or under any other Loan Document without the written consent of the Required Term Lenders or (ii) increase the principal of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable to any Term Lender hereunder or under any other Loan Document without the written consent of the Required Revolving Lenders;

provided, that notwithstanding anything to the contrary contained in this Section 10.01, the consent of an Unsigned Lender shall not be required for any of the matters specified in clauses (a) through (m) above so long as such Unsigned Lender is treated the same as, or better than, the other Term Lenders.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

Section 10.02                          Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrowers, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers or, in the case of an Unsigned Lender, at its address set forth in the Prepetition Register).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY

OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of a Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to FairPoint or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03                          No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer (and each Lender irrevocably authorizes the Administrative Agent to take such action on its behalf under this Agreement and the other Loan Documents); provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Sections 2.13 and 10.14), (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law, subject to the terms of Section 10.14, or (e) all or any portion of the Second Lien Claimholders from exercising their purchase rights in accordance with Section 10.14(d); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Sections 2.13 and 10.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04                          Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrowers.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by FairPoint or any of its Subsidiaries, or any Environmental Liability related in any way to FairPoint or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by FairPoint or any other Loan Party or any of FairPoint’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by FairPoint or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if FairPoint or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount together with any and all expenses of collection under the provisions of this Section, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the full extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05                          Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06                          Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender, other than an Unsigned Lender, may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility (or, if its Commitment is not then in effect, the entire principal outstanding balance of the assigning Lender’s Loans) or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Administrative Agent and the Lenders acknowledge and agree that it shall not be unreasonable for the Borrowers to withhold their approval for a proposed assignment to a competitor of the Borrowers) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Borrowers, Administrative Agent and the Lenders acknowledge and agree that it shall not be unreasonable for the Administrative Agent to withhold its approval for a proposed assignment of any Revolving Credit Commitment or Revolving Credit Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan or Revolving Credit Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                the consent of the L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to a Borrower or any of a Borrower’s Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender, other than an Unsigned Lender, may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or a Borrower or any of a Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07                          Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08                          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the full extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09                          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10                          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11                          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12                          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent of the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect to the extent not so limited.

Section 10.13                          Replacement of Lenders.  If any Lender gives notice under Section 3.02, requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 10.14                          Lien Subordination.

(a)                                  Lien Priorities.

(i)                                     Seniority of Liens Securing First Lien Obligations.

(A)                              Any Lien on Collateral securing any First Lien Obligation will at all times be senior and prior in all respects to any Lien on Collateral securing any Second Lien Obligation, and any Lien on Collateral securing any Second Lien Obligation will at all times be junior and subordinate in all respects to any Lien on any of the Collateral securing any First Lien Obligation.

(B)                                Except as otherwise expressly provided herein, the priority of the Liens securing First Lien Obligations and the rights and obligations of the First Lien Claimholders, Second Lien Claimholders and Loan Parties will remain in full force and effect with the priority set forth in clause (A) above irrespective of (1) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise), (2) the time, manner, or order of the grant, attachment, or perfection of a Lien, (3) any conflicting provision of the UCC or other Law, (4) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or any Collateral Document, (5) the modification of a First Lien Obligation or a Second Lien Obligation, (6) the modification of any Loan Document, (7) the subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of a Loan Party or other Person that is permitted under the Loan Documents as in effect on the Closing Date or secures DIP Financing deemed consented to by the Second Lien Claimholders pursuant to Section 10.15(a), (8) the exchange of a security interest in any Collateral for a security interest in other Collateral, (9) the commencement of any Insolvency Proceeding or (10) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Loan Party in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

(ii)                                  Prohibition On Contesting Liens; No Marshaling.

(A)                              No First Lien Claimholder will contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a Second Lien Obligation, but nothing in this Section 10.14(a)(ii)(A) will impair the rights of the First Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) to enforce this Section 10.14, including the priority of the Liens securing the First Lien Obligations or the provisions for exercise of remedies.

(B)                                No Second Lien Claimholder will contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, or priority of any Lien securing a First Lien Obligation, but nothing in this Section 10.14(a)(ii)(B) will impair the rights of the Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03)  to enforce this Section 10.14, including the priority of the Liens securing the Second Lien Obligations or the provisions for exercise of remedies.

(C)                                Until the Discharge of First Lien Obligations, no Second Lien Claimholder will assert any marshaling, appraisal, valuation, or other similar right that may otherwise be available to a junior secured creditor.

(iii)                               First and Second Lien Collateral to Be Identical; Release of Liens or Guarantees.

(A)                              The First Lien Claimholders and Second Lien Claimholders intend for the Collateral to secure both the First Lien Obligations and the Second Lien Obligations, without any difference between components of the Collateral securing the First Lien Obligations and the components of the Collateral securing the Second Lien Obligations.

(B)                                Until the Discharge of First Lien Obligations, and whether or not an Insolvency Proceeding has commenced, the Loan Parties will not grant (and the First Lien Claimholders and Second Lien Claimholders will not accept), and will use their reasonable commercial efforts to prevent any other Person from granting, a Lien on any property (1) in favor of any First Lien Claimholder to secure the First Lien Obligations unless such Loan Party or such other Person grants to the Administrative Agent for the benefit of the Second Lien Claimholders a junior Lien on such property to secure the Second Lien Obligations and (2) in favor of any Second Lien Claimholder to secure the Second Lien Obligations unless such Loan Party or such other Person grants to the Administrative Agent for the benefit of the First Lien Claimholders a senior Lien on such property to secure the First Lien Obligations.

(C)                                Subject to Section 10.01(j), the Administrative Agent, in accordance with the provisions of the Loan Documents (including, but not limited to Section 7.05), may and, at the simultaneous direction of both the Required Revolving Lenders and the Required Term Lenders, shall, release its Liens on any portion of the Collateral, or release any Guarantor from its Obligations under its Guaranty.  Any such release shall be effective as to the Lien on such Collateral securing the First Lien Obligations and the Lien on such Collateral securing the Second Lien Obligations, and to the Guaranty of such Guarantor of both the Second Lien Obligations and the First Lien Obligations.

(D)                               Until the Discharge of First Lien Obligations, to the extent that the Administrative Agent (1) releases a Lien securing the First Lien Obligations on any portion of the Collateral or a Guarantor from its Obligations under its Guaranty with respect to the First Lien Obligations, which Lien or Guaranty is subsequently reinstated, or (2) obtains a new Lien securing the First Lien Obligations or additional Guaranty of the First Lien Obligations from a Guarantor, then, in each case, the Administrative Agent, acting for the benefit of the Second Lien Claimholders, will be granted a Lien on such Collateral to secure the Second Lien Obligations and an additional Guaranty of the Second Lien Obligations, as the case may be, subject to Section 10.14(a)(i).

(b)                                 Enforcement.

(i)                                     Who May Exercise Remedies.

(A)                              Following an acceleration of the Obligations in accordance with Section 8.02(b), subject to subsection (B) below, until the Discharge of First Lien Obligations and subject to applicable Law, First Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) will have the exclusive right to:

(1)                                  commence and maintain an Enforcement Action (including the rights to set off or credit bid their debt),

(2)                                  subject to Section 10.14(a)(iii), make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral, and

(3)                                  otherwise enforce the rights and remedies of a secured creditor under the UCC, the Debtor Relief Laws or any applicable Laws of any applicable jurisdiction, so long as any Proceeds received by the First Lien Claimholders in the aggregate in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with Section 8.03, except as otherwise required pursuant to the UCC and applicable Law, subject to the relative priorities described in Section 10.14(a).

(B)                                Notwithstanding the preceding Section 10.14(b)(i)(A), Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) may commence an Enforcement Action or exercise rights with respect to a Lien securing a Second Lien Obligation only if:

(1)                                  one hundred eighty (180) days have elapsed since the Second Lien Obligations were due in full as a result of acceleration or otherwise (such 180-day period, the “Standstill Period”),

(2)                                  First Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise,

(3)                                  any acceleration of the Second Lien Obligations has not been rescinded, and

(4)                                  no Loan Party is then a debtor in an Insolvency Proceeding.

(C)                                Notwithstanding Section 10.14(b)(i)(A), but subject to Section 10.14(a), the Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) may

(1)                                  file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and make other filings, arguments, and motions, with respect to the Second Lien Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Loan Party, in each case in accordance with this Agreement,

(2)                                  take action to create, perfect, preserve, or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or First Lien Claimholders’ rights to exercise remedies,

(3)                                  file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligations,

(4)                                  join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by Administrative Agent, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Action, but no Second Lien Claimholder may receive any Proceeds thereof unless expressly permitted herein,

(5)                                  bid for or purchase Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any First Lien Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause and do cause the Discharge of First Lien Obligations in their entirety, and

(6)                                  declare, permit or vote in favor of declaring the unpaid principal amount of the Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document in connection therewith to be immediately due and payable in accordance with Section 8.02(b) or the proviso to Section 8.02.

(D)                               Notwithstanding any provision of this Agreement, Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) may exercise any rights and remedies that could be exercised by an unsecured creditor (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Loan Party) against a Loan Party that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Loan Documents and applicable Law, provided that any judgment Lien obtained by the Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) as a result of such exercise of rights will be included in the Collateral and be subject to this Agreement for all purposes (including in relation to the First Lien Obligations).

(E)                                 Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, all rights and remedies under this Agreement and the other Loan Documents shall be exercised by the Administrative Agent either itself or, where applicable, acting at the direction of the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as the case may be, all consistent with, and subject to the express and limited exceptions contained in, the second paragraph of Section 10.03, and except as expressly provided for in the second paragraph of Section 10.03, to the maximum extent permitted by law, no First Lien Claimholder or Second Lien Claimholder shall have any individual right to enforce any of the rights and remedies hereunder or to take any Enforcement Action other than through the Administrative Agent in accordance with this Agreement.

(ii)                                  Manner Of Exercise.

(A)                              The First Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) may take any Enforcement Action in accordance with this Agreement and the other Loan Documents: (1) in any manner in its sole discretion in compliance with applicable Law, (2) without consultation with or the consent of any Second Lien

Claimholder, (3) regardless of whether an Insolvency Proceeding has been commenced and (4) regardless of whether such exercise is adverse to the interest of any Second Lien Claimholder.

(B)                                The rights of the First Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) or the Administrative Agent to enforce any provision of this Agreement or any Loan Document will not be prejudiced or impaired by (1) any act or failure to act of any Loan Party, any First Lien Claimholder, or the Administrative Agent, or (2) noncompliance by any Person other than such First Lien Claimholder with any provision of this Agreement, any Loan Document, regardless of any knowledge thereof that any First Lien Claimholder or the Administrative Agent may have or otherwise be charged with.

(C)                                No Second Lien Claimholder will contest, protest, object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a First Lien Claimholder in compliance with this Agreement and applicable Law.

(c)                                  Refinancing of First Lien Obligations.  If, in connection with the Discharge of First Lien Obligations, any Borrower issues or incurs any Permitted Refinancing Debt, then the First Lien Obligations will automatically be deemed not to have been discharged for all purposes of this Agreement (except for actions taken as a result of the initial Discharge of First Lien Obligations) and

(i)                                     the Obligations under such Permitted Refinancing Debt will automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein,

(ii)                                  the holders of such new First Lien Obligations will be First Lien Claimholders for all purposes of this Agreement,

(iii)                               Second Lien Claimholders will promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrowers or the new First Lien Claimholders reasonably request to provide to the new First Lien Claimholders the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and

(iv)                              the new First Lien Claimholders will promptly agree in a writing addressed to the Borrowers and each Second Lien Claimholder to be bound by the terms of this Agreement.

(d)                                 Purchase of First Lien Obligations by Second Lien Claimholders.

(i)                                     Purchase Right.

(A)                              If there is (1) an acceleration of the First Lien Obligations in accordance with Section 8.02(b), (2) an Event of Default under Section 8.01(a)

that is not cured or waived by the Required Lenders, within sixty (60) days of its occurrence, or (3) the commencement of an Insolvency Proceeding (each a “Purchase Event”), then all or any portion of the Second Lien Claimholders may purchase all, but not less than all, of the First Lien Obligations together with all remaining undrawn amounts of the Revolving Credit Commitments (the “Purchase Obligations”). Such purchase will

(I)                                    include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all First Lien Obligations outstanding at the time of purchase,

(II)                                be made pursuant to an Assignment and Assumption, whereby Second Lien Claimholders will assume all funding commitments and Obligations of First Lien Claimholders under the Loan Documents,

(III)                            otherwise be subject to the terms and conditions of this Section 10.14(d), and

(IV)                            otherwise be subject to the terms and conditions of this Section 10.14(d).  Each First Lien Claimholder will retain all rights to indemnification provided in the Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 10.14(d).

(ii)                                  Purchase Notice.

(A)                              Second Lien Claimholders desiring to purchase all of the Purchase Obligations (the “Purchasing Creditors”) will deliver a “Purchase Notice” to the Administrative Agent and the Borrowers that (1) is signed by the Purchasing Creditors, (2) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 10.14(d), the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors, (3) designates a “Purchase Date” on which the purchase will occur, that is (1) at least one but not more than three (3) Business Days after the Administrative Agent’s receipt of the Purchase Notice, and (y) not more than thirty (30) days after the Purchase Event.  A Purchase Notice will be ineffective if it is received by the Administrative Agent after the occurrence giving rise to the Purchase Event is waived, cured, or otherwise ceases to exist.

(B)                                Upon the Administrative Agent’s receipt of an effective Purchase Notice conforming to this Section 10.14(d), the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Claimholders will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this Section 10.14(d).

(iii)                               Purchase Price.  The “Purchase Price” for the Purchase Obligations will equal the sum of: (A) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations (including unreimbursed amounts drawn on Letters of Credit, but excluding the undrawn amount of outstanding Letters of Credit), and all accrued and unpaid interest thereon through the Purchase Date (including any acceleration prepayment penalties or premiums), (B) the net aggregate amount then owing to Cash Management Banks under Cash Management Agreements evidencing First Lien Obligations, including all amounts owing to the creditors as a result of the termination (or early termination) thereof, and (C) all accrued and unpaid fees, expenses, indemnities, and other amounts owed to the First Lien Claimholders under the Loan Documents on the Purchase Date.

(iv)                              Purchase Closing.  On the Purchase Date, (A) the Purchasing Creditors and the Administrative Agent will execute and deliver the Assignment and Assumption, (B) the Purchasing Creditors will pay the Purchase Price to the Administrative Agent by wire transfer of immediately available funds, (B) the Purchasing Creditors will deposit with the Administrative Agent or its designee by wire transfer of immediately available funds, Cash Collateral in the amount of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity), and (C) the Second Lien Claimholders will execute and deliver to the Administrative Agent (for the benefit of the First Lien Claimholders) a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 10.14(d).

(v)                                 Actions After Purchase Closing.  Promptly after the closing of the purchase of all Purchase Obligations, the Administrative Agent will distribute the Purchase Price to the First Lien Claimholders in accordance with the terms of the Loan Documents.

(vi)                              Consent of Loan Parties. Each Borrower irrevocably consents to any assignment effected to one or more Purchasing Creditors pursuant to this Section 10.14(d).

(e)                                  Payment Turnover.  Until the Discharge of First Lien Obligations, whether or not an Insolvency Proceeding has commenced, Collateral or Proceeds received by a Second Lien Claimholder in connection with an Enforcement Action or, subject to Section 10.15(g), received in connection with any Insolvency Proceeding, will be

(i)                                     segregated and held in trust, and

(ii)                                  promptly paid over to the Administrative Agent in the form received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Administrative Agent is authorized to make such endorsements as agent for the Second Lien Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

Section 10.15                          Lien Subordination in Insolvency Proceedings.

(a)                                  Use of Cash Collateral and DIP Financing.

(i)                                     Until the Discharge of First Lien Obligations, if an Insolvency Proceeding has commenced, the Administrative Agent, as holder of a Lien on the Collateral securing the Second Lien Obligations, will not contest, protest, or object to, and each Second Lien Claimholder will be deemed to have consented to,

(A)                              any use, sale, or lease of “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code), and

(B)                                any Loan Party obtaining DIP Financing if the Required Revolving Lenders consent in writing to such use, sale, or lease, or DIP Financing, provided that

(1)                                  the Second Lien Claimholders otherwise retain their Lien on the Collateral,

(2)                                  the Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03)  may seek adequate protection as permitted by Section 10.15(d) and, if such adequate protection is not granted, the Administrative Agent, acting on behalf of the Second Lien Claimholders may object under this Section 10.15(a) solely on such basis,

(3)                                  after taking into account the principal amount of any DIP Financing (after giving effect to any DIP Financing constituting Permitted Refinancing Debt) on any date, the sum of the then outstanding principal amount of any First Lien Obligations and any DIP Financing does not exceed the lesser of (x) $100,000,000 and (y) the sum of the then outstanding principal amount of any First Lien Obligations and $50,000,000 and

(4)                                  such DIP Financing and the Liens securing such DIP Financing are pari passu with or superior in priority to the then outstanding First Lien Obligations and the Liens securing such First Lien Obligations.

(ii)                                  Any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by the Required Revolving Lenders prior to the Discharge of First Lien Obligations will be deemed for purposes of Section 10.15(a) to be a use of cash collateral, and not to be a principal amount of DIP Financing at the time of such consent.

No Second Lien Claimholder may provide DIP Financing to a Loan Party secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, provided that if no First Lien Claimholder offers to provide DIP Financing to the extent permitted under Section 10.15(a) on or before the date of the hearing to approve DIP Financing, then a Second Lien Claimholder may seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and First Lien Claimholders may object thereto.

(iii)                               nothing in this Section 10.15 limits or impairs the right of the Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) to object to any motion regarding DIP Financing (including a DIP Financing proposed by one or more First Lien Claimholders) or cash collateral to the extent that

(A)                              the objection could be asserted in an Insolvency Proceeding by unsecured creditors generally, is consistent with the other terms of this Section 10.15, and is not based on the status of any Second Lien Claimholder as holder of a Lien, or

(B)                                the DIP Financing does not meet the requirements of Section 10.15(a).

(b)                                 Sale Of Collateral. The Second Lien Claimholders, as holders or beneficiaries of a Lien on the Collateral, will not contest, protest, or object, and will be deemed to have consented pursuant to Section 363(f) of the Bankruptcy Code, to a Disposition of Collateral free and clear of its Liens or other interests under Section 363 of the Bankruptcy Code if the Administrative Agent consents in writing (at the direction of the Required Revolving Lenders or as otherwise provided for in this Agreement or the other Loan Documents) to the Disposition, provided that

(i)                                     either (A) pursuant to court order, the Liens of Second Lien Claimholders attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by Second Lien Claimholders on such Collateral, and the Liens remain subject to the terms of this Agreement, or (B) the Proceeds of a Disposition of Collateral received by the Administrative Agent in excess of those necessary to achieve the Discharge of First Lien Obligations, are distributed in accordance with the UCC and applicable Law,

(ii)                                  the net cash Proceeds of the Disposition that are applied to First Lien Obligations permanently reduce the First Lien Obligations pursuant to Section 8.03, or if not so applied, are subject to the rights of the Second Lien Claimholders to object to any further use notwithstanding Section 10.15(a), and

(iii)                               Second Lien Claimholders are not deemed to have waived any rights to credit bid on the Collateral in any such Disposition in accordance with Section 363(k) of the Bankruptcy Code.

Notwithstanding the preceding sentence, Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) may object to any Disposition of Collateral that could be raised in an Insolvency Proceeding by unsecured creditors generally so long as not otherwise inconsistent with the terms of this Agreement.

(c)                                  Relief From The Automatic Stay.  Until the Discharge of First Lien Obligations no Second Lien Claimholder may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Collateral without the prior written consent of the Required Revolving Lenders or oppose any request by the Administrative Agent for relief from such stay.

(d)                                 Adequate Protection.

(i)                                     No Second Lien Claimholder will contest, protest, or object to (A) a request by a First Lien Claimholder for “adequate protection” under any Debtor Relief Law, or (B) an objection by a First Lien Claimholder to a motion, relief, action, or proceeding based on a First Lien Claimholder claiming a lack of adequate protection.

(ii)                                  Notwithstanding the preceding Section 10.15(d)(i), in an Insolvency Proceeding:

(A)                              Except as permitted in this Section 10.15(d), no Second Lien Claimholders may seek or request adequate protection or relief from the automatic stay imposed by Section 362 of the Bankruptcy Code or other relief.

(B)                                If a First Lien Claimholder is granted adequate protection in the form of additional or replacement Collateral in connection with a motion described in Section 10.15(a), then the Second Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) may seek or request adequate protection in the form of a Lien on such additional or replacement Collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement.

(C)                                Any claim by a Second Lien Claimholder under Section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Claimholders under Section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral, provided that, subject to Section 10.15(g), Second Lien Claimholders will be deemed to have agreed pursuant to Section 1129(a)(9) of the Bankruptcy Code that such Section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims.

(e)                                  First Lien Objections To Second Lien Actions.  Subject to Section 10.14(b)(i), nothing in this Section 10.15 limits the First Lien Claimholders (acting collectively through the Administrative Agent to the extent required by Section 10.03) from objecting in an Insolvency Proceeding or otherwise to any action taken by a Second Lien Claimholder, including the Second Lien Claimholder’s seeking adequate protection (other than adequate protection permitted under

Section 10.15(d)) or asserting any of its rights and remedies under the Loan Documents or otherwise.

(f)                                    Avoidance; Reinstatement Of Obligations.  If a First Lien Claimholder or a Second Lien Claimholder receives payment or property on account of a First Lien Obligation or Second Lien Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or the estate of a Loan Party (a “Recovery”), then, to the extent of the Recovery, the First Lien Obligations or Second Lien Obligations intended to have been satisfied by the payment will be reinstated as First Lien Obligations or Second Lien Obligations, as applicable, on the date of the Recovery, and no Discharge of First Lien Obligations or Discharge of Second Lien Obligations, as applicable, will be deemed to have occurred for all purposes hereunder, whether or not this Agreement has terminated.  Upon any such reinstatement of First Lien Obligations, each Second Lien Claimholder will deliver to the Administrative Agent any Collateral or Proceeds thereof received between the Discharge of First Lien Obligations and their reinstatement in accordance with Section 10.14(e).  No Second Lien Claimholder may benefit from a Recovery, and any distribution made to a Second Lien Claimholder as a result of a Recovery will be paid over to the Administrative Agent for application to the First Lien Obligations in accordance with Section 8.03.

(g)                                 Reorganization Securities.  Nothing in this Agreement prohibits or limits the right of a Second Lien Claimholder to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that any debt securities received by a Second Lien Claimholder on account of a Second Lien Obligation that constitutes a “secured claim” within the meaning of Section 506(b) of the Bankruptcy Code will be paid over or otherwise transferred to the Administrative Agent for application in accordance with Section 8.03 unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of First Lien Claimholders.

If, in an Insolvency Proceeding, debt Obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt Obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt Obligations pursuant to such plan and will apply with like effect to the Liens securing such debt Obligations continue to govern the relationship of the First Lien Claimholders and the Second Lien Claimholders.

(h)                                 Post-Petition Claims.

(A)                              No Second Lien Claimholder may oppose or seek to challenge any claim by a First Lien Claimholder for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims.

(B)                                No First Lien Claimholder may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Claimholder for allowance of Second Lien Obligations consisting of Post-Petition Claims.

(i)                                     Waivers.  Each Second Lien Claimholder waives (A) any claim it may hereafter have against any First Lien Claimholder arising out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in an Insolvency Proceeding, so long as such actions are not in express contravention of the terms of this Agreement; (B) any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against First Lien Claimholders or any of the Collateral to the extent securing the First Lien Obligations; and (C) solely in its capacity as a holder of a Lien on Collateral, any claim or cause of action that any Loan Party may have against any First Lien Claimholder, except to the extent arising from a breach by such First Lien Claimholder of the provisions of this Agreement.

(j)                                     Separate Grants Of Security And Separate Classification.  The First Lien Claimholders and the Second Lien Claimholders acknowledge and agree as among each other that (i) the grants of Liens securing the First Lien Obligations and the Second Lien Obligations constitute two separate and distinct grants and (ii) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be “secured claims” within the meaning of Section 506(b) of the Bankruptcy Code, are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. Second Lien Claimholders will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as First Lien Claimholders and will not oppose or contest any pleading by First Lien Claimholders seeking separate classification of their respective secured claims.  The Borrowers hereby acknowledge the provisions of the first sentence of this Section 10.15(j).

(k)                                  Effectiveness In Insolvency Proceedings.  The Parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during, and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Loan Party will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency Proceeding.

Section 10.16                          Subrogation.  If a Second Lien Claimholder pays or distributes cash, property, or other assets to a First Lien Claimholder under Section 10.14 or 10.15, the Second Lien Claimholder will be subrogated to the rights of the First Lien Claimholder with respect to the value of the payment or distribution, provided that the Second Lien Claimholder waives such right of subrogation until the Discharge of First Lien Obligations.  Such payment or distribution will not reduce the Second Lien Obligations.

Section 10.17                          Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.18                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.19                          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates.  To the full extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20                          Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 10.21                          USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Section 10.22                          ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.23                          Execution of Lender Signature Pages; Lender Contact Information.  Upon satisfaction of the conditions precedent set forth in Section 4.01, this Agreement shall constitute a legal, valid and binding obligation of each Lender enforceable against such Lender in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  Notwithstanding the prior sentence or any provision in this Agreement to the contrary, the Administrative Agent shall not make any payments to any Lender under this Agreement, whether of principal, interest or otherwise, and shall hold all such funds on behalf of each Lender until such time as the Lender has delivered to the Administrative Agent a signature page to this Agreement duly executed by an authorized officer of such Lender.  In addition, the Administrative Agent shall be entitled to rely on any address and contact information provided in the Prepetition Register with respect to any Unsigned Lender for all purposes hereunder and under the other Loan Documents until the Administrative Agent actually receives notice from such Lender in accordance with Section 10.02(a) of another address or other contact information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Ajay Sabherwal
Name:	Ajay Sabherwal
Title:	Executive Vice President and Chief Financial Officer

FAIRPOINT LOGISTICS, INC.

By:	/s/ Ajay Sabherwal
Name:	Ajay Sabherwal
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Christopher D. Post
Name:	Christopher D. Post
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Christopher D. Post
Name:	Christopher D. Post
Title:	Vice President